Exhibit 10.35

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKLEY CAUSE COMPETITIVE HARM TO EAGLE PHARMACEUTICALS, INC. IF PUBLICLY DISCLOSED.

EXECUTION VERSION

CO-PROMOTION AGREEMENT

by and between

TYME TECHNOLOGIES, INC.
And

EAGLE PHARMACEUTICALS, INC.

January 7, 2020

ARTICLE 1	DEFINITIONS 1

ARTICLE 2	RIGHTS AND OBLIGATIONS 7

2.1	Engagement; Grant of Rights 7

2.2	Retention of Rights 7

2.3	Non-Competition; Non-Solicitation. 8

2.4	TYME Trademarks and Copyrights. 8

ARTICLE 3	JOINT SALES OPERATIONS COMMITTEE 8

3.1	Formation of the Joint Sales Operations Committee 8

3.2	Meetings and Minutes 9

3.3	Purpose of the SOC 9

3.4	Decision Making 10

ARTICLE 4	EAGLE ACTIVITIES FOR THE PRODUCT 11

4.1	Eagle Activities. 11

4.2	Detailing. 11

4.3	Compliance with Applicable Law. 12

4.4	Field Force Personnel Training; Product Materials. 13

4.5	Provisions Related to Field Force Personnel. 15

4.6	Responsibility for Eagle Activity Costs and Expenses 16

4.7	Data Sharing 16

4.8	Material Changes 16

ARTICLE 5	REGULATORY, SAFETY AND SURVEILLANCE, COMMERCIAL MATTERS 16

5.1	TYME Responsibility 16

5.2	Eagle Involvement 16

5.3	Inspections. 16

5.4	Pharmacovigilance 17

5.5	Unsolicited Requests for Medical Information 17

5.6	Recalls and Market Withdrawals 17

5.7	Certain Reporting Responsibilities 17

5.8	Booking of Sales Revenues 18

5.9	Returns 18

5.10	Development; Manufacturing; Distribution; Marketing 18

ARTICLE 6	FINANCIAL PROVISIONS 18

6.1	Promotion Fee. 18

6.2	Reports; Payments. 19

6.3	Taxes 19

6.4	Recordkeeping 20

6.5	Eagle Rights 20

ARTICLE 7	INTELLECTUAL PROPERTY 20

7.1	Ownership of Intellectual Property. 20

7.2	Title to Trademarks and Copyrights 20

7.3	Protection of Trademarks and Copyrights 20

7.4	Protection of Patent Rights 21

7.5	Disclosure of Know-How 21

ARTICLE 8	CONFIDENTIALITY 21

8.1	Confidential Information. 21

8.2	Public Announcements 22

ARTICLE 9	REPRESENTATIONS AND WARRANTIES; ADDITIONAL COVENANTS 22

9.1	Representations and Warranties of TYME 22

9.2	Representations and Warranties of Eagle 23

9.3	Disclaimer of Warranty 24

ARTICLE 10	INDEMNIFICATION; LIMITATIONS ON LIABILITY 24

10.1	Indemnification by TYME 24

10.2	Indemnification by Eagle 25

10.3	Indemnification Procedures 25

10.4	Limitation of Liability 25

10.5	Insurance 25

ARTICLE 11	TERM AND TERMINATION 26

11.1	Term 26

11.2	Early Termination 26

11.3	Effects of Termination 26

11.4	Survival 26

ARTICLE 12	MISCELLANEOUS 27

12.1	Force Majeure 27

12.2	Assignment 27

12.3	Severability 27

12.4	Notices 27

12.5	Governing Law 28

12.6	Dispute Resolution.. 28

12.7	Waiver of Jury Trial 28

12.8	Entire Agreement; Amendments 28

12.9	Headings 28

12.10	Independent Contractors 29

12.11	Third Party Beneficiaries 29

12.12	Waiver 29

12.13	Cumulative Remedies 29

12.14	Waiver of Rule of Construction 29

12.15	Use of Names 29

12.16	Further Actions and Documents 29

12.17	Certain Conventions 29

12.18	Counterparts 29

CO-PROMOTION AGREEMENT
This Co-Promotion Agreement (this “Agreement”) is entered into and dated as of January 7, 2020 (the “Effective Date”) by and between Tyme Technologies, Inc., a Delaware corporation (“TYME”), and Eagle Pharmaceuticals, Inc., a Delaware corporation (“Eagle”). TYME and Eagle are each referred to individually as a “Party” and together as the “Parties”.
RECITALS
WHEREAS, TYME is an emerging biotechnology company developing cancer metabolism-based therapies and owns or otherwise controls certain intellectual property rights, clinical data and regulatory filings related to the compound SM-88 (racemetyrosine) (defined below), which is the subject of clinical development;
WHEREAS, Eagle is in the business of developing and commercializing drugs, primarily in the critical care and oncology areas, including through collaboration agreements;
WHEREAS, the Parties believe that it would be mutually beneficial to collaborate on promotional activities for the Product (defined below) and, accordingly, TYME desires that Eagle conduct certain promotional activities, and Eagle desires to conduct such activities, for the Product in the Territory;
WHEREAS, simultaneously with the execution and delivery of this Agreement, the Parties have entered into that certain Securities Purchase Agreement, providing for, among other things, the issuance and sale by TYME of shares of TYME common stock to Eagle in return for Eagle’s upfront payment of $20 million in cash and TYME’s right to receive additional milestone payments upon the achievement of certain milestones as provided therein;
NOW, THEREFORE, in consideration of the following mutual promises and obligations, and for other good and valuable consideration the adequacy and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE 1DEFINITIONS
Unless otherwise defined in this Agreement, the following terms shall have the meanings provided hereunder:
1.1    “Act” shall mean the Federal Food, Drug and Cosmetic Act, 21 U.S.C. § 301 et seq., as it may be amended from time to time, and the regulations promulgated thereunder.
1.2    “Adverse Event” shall mean any untoward medical occurrence in a patient or clinical investigation subject who is administered the Product, but which does not necessarily have a causal relationship with the treatment for which the Product is used. An “Adverse Event” can include any unfavorable and unintended sign (including an abnormal laboratory finding), symptom or disease temporally associated with the use of the Product, whether or not related to the Product. A pre-existing condition that worsened in severity after administration of the Product would be considered an “Adverse Event”.
1.3    “Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. A Person shall be deemed to control another Person if such Person possesses the power to direct or cause the direction of the management, business and policies of such Person, whether through the ownership of fifty percent (50%) or more (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of the voting securities of such Person, by contract or otherwise.
1.4    “Agreement” shall have the meaning set forth in the preamble to this Agreement.
1.5    “Alliance Managers” shall have the meaning set forth in Section 4.1.5.
1.6    “Applicable Laws” shall mean all applicable statutes, ordinances, regulations, codes, rules, or orders of any kind whatsoever of any Governmental Authority in the Territory pertaining to any of the activities and obligations contemplated by this Agreement, including, as applicable, the Act, the Generic Drug Enforcement Act of 1992 (21 U.S.C. § 335a et seq.), the Anti-Kickback Statute (42 U.S.C. § 1320a-7b et seq.), the Health Insurance Portability and Accountability Act of 1996, the Federal False Claims Act (31 U.S.C. §§ 3729-3733) (and applicable state false claims acts), the Physician Payments Sunshine Act, the Code, the Department of Health and Human Services Office of Inspector General Compliance Program Guidance for Pharmaceutical Manufacturers, released April 2003, the Antifraud and Abuse Amendment to the Social Security Act, the American Medical Association guidelines on gifts to physicians, generally accepted standards of good clinical practices adopted by current FDA regulations, as well as any state laws and regulations (i) impacting the promotion of pharmaceutical products, (ii) governing the provision of meals and other gifts to medical professionals, including pharmacists, or (iii) governing consumer protection and deceptive trade practices, including any state anti-kickback/fraud and abuse related laws, all as amended from time to time.
1.7    “Business Day” means each day of the week, excluding Saturday, Sunday or a day on which banking institutions in New York, New York, USA are closed.
1.8    “Buyout Amount” means $200 million.
1.9    “Claims” shall mean all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations or injunctions, in each case of a Third Party (including any Governmental Authority).
1.10    “Code” shall mean the Code on Interactions with Healthcare Professionals promulgated by the Pharmaceutical Research and Manufacturers of America (PhRMA)/BIO, as it may be amended.
1.11    “Commercialize,” “Commercializing,” and “Commercialization” means activities directed to manufacturing, obtaining pricing and reimbursement approvals for, marketing, promoting, distributing, importing, and/or selling the Product.
1.12    “Commercially Reasonable Efforts” means, with respect to a Party’s obligations under this Agreement, a measure of effort and resources consistent with the exercise of prudent scientific and business judgment and the reasonable practices that would typically be exerted by a similarly situated pharmaceutical or biotechnology company of comparable size and capabilities as such company for the Development or Commercialization of a pharmaceutical product with similar characteristics owned by such company at a similar stage of development or commercialization as the Product, taking into account efficacy and safety considerations, and other relevant scientific, technical, and commercial factors, including product profile, the regulatory environment, competitiveness of the marketplace and market potential, and price and reimbursement status.
1.13    “Compensation Report” shall have the meaning set forth in Section 4.2.2(b).
1.14    “Compliance Manager” shall have the meaning set forth in Section 4.3.10.
1.15    “Compliance Report” shall have the meaning set forth in Section 4.2.2(c).
1.16    “Confidential Information” shall mean all secret, confidential, non-public or proprietary Know-How, whether provided in written, oral, graphic, video, computer or other form, provided by or on behalf of one Party to the other Party pursuant to this Agreement, including information relating to the disclosing Party’s existing or proposed research, development efforts, promotional efforts, regulatory matters, patent applications or business and any other materials that have not been made available by the disclosing Party to the general public. All such information related to this Agreement disclosed by or on behalf of a Party (or its Affiliate) to the other Party (or its Affiliate) pursuant to the Confidentiality Agreement shall be deemed to be such Party’s Confidential Information disclosed hereunder. For purposes of clarity, (i) TYME’s Confidential Information shall include all Product Materials unless and until made available by TYME to the general public (including through Eagle) and (ii) the terms of this Agreement shall be considered Confidential Information of both Parties.
1.17    “Confidentiality Agreement” shall have the meaning set forth in Section 8.1.1.
1.18    “Detail(s)” shall mean the Product presentation during a face-to-face sales call between a Target Professional and a Sales Representative, during which a presentation of the Product’s attributes, benefits, prescribing information and safety information are orally presented, for use in the Field in the Territory. Neither e-details, nor presentations made at conventions, exhibit booths, a sample drop, educational programs or speaker meetings, or similar gatherings, shall constitute a Detail.
1.19    “Detail Report” shall have the meaning set forth in Section 4.2.2.
1.20    “Development” shall mean non-clinical, pre-clinical and clinical drug discovery, research, and/or development activities, including without limitation quality assurance and quality control development, and any other activities reasonably related to or leading to the development and submission of information to a Regulatory Authority. When used as a verb, “Develop” means to engage in Development.
1.21    “Dispute” shall have the meaning set forth in Section 12.6.
1.22    “Dollar” or “$” shall mean United States dollar.
1.23    “Eagle Activities” shall mean any and all promotional activities (including Detailing) conducted by Eagle with respect to the Product in the Territory, as set forth in the Sales Plan or otherwise mutually agreed upon by the Parties in writing, in each case, in accordance with the terms of this Agreement.
1.24    “Eagle Property” shall have the meaning set forth in Section 7.1.1.
1.25    “Eagle Quarterly Minimum Details” for an applicable Fiscal Quarter shall mean the number established by the Operating Parameters Schedule as in effect from time to time.
1.26    “Effective Date” shall have the meaning set forth in the preamble to this Agreement.
1.27    “Exclusive Detail” shall mean a Detail for which the Product is the sole product detailed on the call.
1.28    “Exhibit” shall mean an exhibit attached to this Agreement.
1.29    “FDA” shall mean the United States Food and Drug Administration or any successor agency performing comparable functions.
1.30    “Field” shall mean the treatment of any and all indications for which the Product is approved in humans in the Territory.
1.31    “Field Force Personnel” shall mean collectively, the Sales Representatives, and any other employees of Eagle engaged in the Eagle Activities.
1.32    “First Commercial Sale” shall mean the first commercial sale of the Product for monetary value by TYME, one or more of its Affiliates or one or more of its licensees in an arm’s length transaction to a Third Party that is not a licensee, including without limitation any final sale to a distributor or wholesaler under any non-conditional sale arrangement, of the Product in the Field in the Territory after Regulatory Approval of the Product has been granted in the Field in the Territory. For the avoidance of doubt, sales or transfers of the Product for clinical and non-clinical research and trials (including studies reasonably necessary to comply with Applicable Law or requests by a Regulatory Authority), early access programs or for compassionate or similar use, shall not be considered a First Commercial Sale.
1.33    “Fiscal Quarter” shall mean each successive period of three (3) calendar months commencing on January 1, April 1, July 1 and October 1.
1.34    “Fiscal Year” shall mean each successive period of (12) twelve months commencing on April 1 and ending on March 31st.
1.35    “GAAP” shall mean United States generally accepted accounting principles.
1.36    “Governmental Authority” shall mean any court, agency, authority, department, regulatory body or other instrumentality of any government or country or of any national, federal, state, provincial, regional, county, city or other political subdivision of any such government or any supranational organization of which any such country is a member, which has competent and binding authority to decide, mandate, regulate, enforce, or otherwise control the activities of the Parties contemplated by this Agreement.
1.37    “Indemnified Party” shall have the meaning set forth in Section 10.3.
1.38    “Indemnifying Party” shall have the meaning set forth in Section 10.3.
1.39    “Intellectual Property” shall have the meaning set forth in Section 7.1.2.
1.40    “Inventions” shall have the meaning set forth in Section 7.1.2.
1.41    “Know-How” shall mean information, whether or not in written form, including biological, chemical, pharmacological, toxicological, medical or clinical, analytical, quality, manufacturing, research, or sales and marketing information, including processes, methods, procedures, techniques, plans, programs and data.
1.42    “License” shall mean any agreement pursuant to which TYME grants to a Third Party (a “Licensee”) a license, sublicense, or other right to any TYME Patent Rights or Regulatory Filings or Regulatory Approvals relating to the Product; provided, however, that a License shall not include (a) any agreement with any distributor or wholesaler that obtains solely the right to distribute the Product after purchase from TYME and (i) serves as a logistics services provider or (ii) otherwise distributes the Product to pharmacies, group purchasing organizations or similar entities, but in each case of (i) and (ii), without the right to co-market or co-promote the Product, or (b) any agreement pursuant to which TYME or any of its Affiliates grants a license or sublicense of any of its intellectual property rights (i) solely to conduct research, (ii) solely to manufacture the Product, or (iii) otherwise to service providers solely on a non-exclusive basis in the ordinary course of Development or Commercialization of the Product (e.g., material transfer agreements, distribution agreements, and consulting agreements).
1.43    “Licensee” has the meaning set forth in the definition of License.
1.44    “Losses” shall mean any and all amounts paid or payable to Third Parties with respect to a Claim (including any and all losses, damages, obligations, liabilities, fines, fees, penalties, awards, judgments, interest), together with all documented out-of-pocket costs and expenses, including attorney’s fees, reasonably incurred.
1.45    “Minimum Sales Representatives Requirement” has the meaning set forth in the definition of Operating Parameters Schedule.
1.46    “Multidisciplinary Detail” shall mean a Detail call to a sales account with a multidisciplinary oncology practice, as determined by TYME.
1.47    “Net Sales” shall mean, for an applicable period, with respect to the Product, commencing with the First Commercial Sale, net sales as determined in accordance with GAAP, which, for the avoidance of doubt, shall comprise the gross amounts received by TYME, its Affiliates and Licensees for arm’s length sales of the Product in the Field in the Territory to a Third Party (excluding any sales among TYME, its Affiliates and any Licensee), less the following deductions solely to the extent incurred or allowed with respect to such sales, and solely to the extent such deductions are in accordance with GAAP, and which are not already reflected as a deduction from the invoiced price: (a) discounts (to the extent not previously applied to such amounts received), charge-back payments, and rebates; (b) credits or allowances for damaged goods, rejections, recalls or returns of the Product; (c) freight, insurance, postage, and shipping charges for delivery of the Product, to the extent separately billed on the invoice as well as any bona fide service fee specifically incurred for the distribution of the Product; (d) taxes, customs, or duties levied on, absorbed, or otherwise imposed on the sale of the Product, as adjusted for rebates and refunds, to the extent not paid by the Third Party and only to the extent such taxes, customs, or duties are not reimbursed to the paying party, but excluding all income taxes; (e) allowances for doubtful or uncollectible amounts (provided that, such amounts shall be included in the computation of “Net Sales” to the extent subsequently collected or earned) and (f) that portion of the annual fees due under Section 9008 of the United States Patient Protection and Affordable Care Act of 2010 (Pub. L. No. 111-48) and any other fees imposed by Applicable Law. If the Product is sold by TYME, its Affiliates or Licensees through intermediaries such as agents, consignees or co-promoters who do not purchase and take title to the Product, the promotion fee will be due only on sales to those Third Parties who actually purchase and take title to the Product through such intermediaries.
If the Product is transferred to Third Parties in connection with clinical and non-clinical research and trials (including studies reasonably necessary to comply with Applicable Law), Product samples, charitable purposes, promotional purposes, early access programs, compassionate sales or use, or an indigent program or similar bona fide arrangements for which TYME or any of its Affiliates or Licensees for good faith business reasons receives consideration in respect thereof that is less than the average cost of goods for this Product, such consideration shall not be included in Net Sales.
1.48    “NDA” means a New Drug Application filed with the FDA that is required for approval for the Product in the United States, or its foreign equivalent in the Territory.
1.49    “Operating Parameters Schedule” means the requirements set forth in Schedule 4.1 to this Agreement, as such may, subject to the provisions of Section 3.4.2, be revised from time to time by TYME in consultation with the SOC. The Operating Parameters Schedule shall be updated no less than annually with the minimum required number of Sales Representatives (the “Minimum Sales Representatives Requirement”) and the Eagle Quarterly Minimum Details.
1.50    “Party” shall have the meaning set forth in the preamble to this Agreement.
1.51    “Patent Rights” means (a) patents and patent applications, and any foreign counterparts thereof, (b) all divisionals, continuations, continuations-in-part of any of the foregoing, and any foreign counterparts thereof, and (c) all patents issuing on any of the foregoing, and any foreign counterparts thereof, together with all registrations, reissues, re‑examinations, supplemental protection certificates, substitutions or extensions thereof, and any foreign counterparts thereof.
1.52    “Person” shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization or other entity, or government or political subdivision thereof.
1.53    “Pivotal Clinical Study” shall mean a human clinical study of the Product in any country on a sufficient number of subjects that is designed to establish that the Product is safe and efficacious for its intended use, and to determine warnings, precautions, and adverse reactions that are associated with the Product in the dosage range to be prescribed, which trial is intended to support Regulatory Approval of the Product, as described in 21 C.F.R. § 312.21(c), or equivalent clinical study in a country other than the United States.
1.54    “Primary Multidisciplinary Detail” shall mean a Multidisciplinary Detail call where the Product (i) is the first product Detailed, (ii) is emphasized more than any other product and (iii) is the primary focus of such Detail, primary focus meaning greater than [***]% of the total call time during the Detail is spent on promoting the Product.
1.55    “Product” shall mean any product that contains SM-88 (racemetyrosine).
1.56    “Product Labeling” shall mean the labels and other written, printed or graphic matter upon (a) any container or wrapper utilized with the Product or (b) any written material accompanying the Product, including Product package inserts, in each case as approved by the FDA.
1.57    “Product Materials” shall have the meaning set forth in Section 4.4.1(a).
1.58    “Product Training Materials” shall have the meaning set forth in Section 4.4.1(a).
1.59    “Professionals” shall mean health care practitioners, consisting of physicians, nurse practitioners, physician assistants, pharmacists and any other medical professionals in the Territory with prescribing, formulary or dispensing authority (as authorized under Applicable Law) in the Territory for the Product.
1.60    “Promotional Materials” shall have the meaning set forth in Section 4.4.1(a).
1.61    “Promotional Program” shall mean an educational program regarding the Product conducted by a Third Party healthcare provider within TYME’s approved speakers bureau for SM-88 (racemetyrosine), located in a healthcare provider office or an outside venue, all in accordance with TYME speakers bureau guidelines.
1.62    “Quarterly Average Sales Force Size” shall have the meaning set forth in Section 4.2.2.
1.63    “Regulatory Approval” shall mean any and all necessary approvals, licenses, registrations or authorizations from any Governmental Authority, in each case, necessary to Commercialize the Product in the Territory.
1.64    “Regulatory Authority” means any national or supranational Governmental Authority, including without limitation the FDA, that has responsibility for granting any licenses or approvals or granting pricing and/or reimbursement approvals necessary for the development, marketing, and sale of the Product in any country.
1.65    “Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any Governmental Authority under Applicable Law with respect to the Product in a country or jurisdiction in the Territory to prevent Third Parties from Commercializing the Product in such country or jurisdiction, other than a Patent Right, including without limitation orphan drug exclusivity, pediatric exclusivity and rights conferred in the U.S. under the Hatch-Waxman Act or the FDA Modernization Act of 1997.
1.66    “Regulatory Filings” means any and all regulatory applications, filings, modifications, amendments, supplements, revisions, reports, submissions, authorizations, and Regulatory Approvals, and associated correspondence required to Develop and Commercialize the Product in the Territory, including without limitation any reports or amendments necessary to maintain Regulatory Approvals.
1.67    “Restricted Period” shall have the meaning set forth in Section 2.3.1.
1.68    “Schedule” shall mean a schedule attached to this Agreement.
1.69    “Sales Forecast” shall have the meaning set forth in Section 4.1.3.
1.70    “Sales Plan” shall mean the written sales plan relating to promotion and Detailing of the Product in the Field in the Territory by the Sales Representatives, which shall include, without limitation, the Eagle Quarterly Minimum Details and other commercial activities geared towards achieving the Sales Forecast, that is prepared by the SOC and approved by TYME as provided in Section 3.
1.71    “Sales Representative” shall mean an individual employed and compensated by Eagle as a full-time employee as part of its sales forces and who engages in Detailing of the Product in the Territory, and who is also trained with respect to the Product in accordance with this Agreement (including the Product Labeling and the use of the Promotional Materials) to deliver Details for the Product in the Field in the Territory.
1.72    “Senior Officer” shall mean, with respect to TYME, its Chief Executive Officer and Chief Operating Officer (or such officer’s designee), and with respect to Eagle, its President and Chief Operating Officer (or such officer’s designee). From time to time, each Party may change its Senior Officer by giving written notice to the other Party.
1.73    “SM-88 (racemetyrosine)” means TYME’s SM-88 (racemetyrosine) novel oral therapy. SM-88 (D,L-alpha-metyrosine; racemetyrosine [USAN]) is a proprietary modified dysfunctional tyrosine derivative.
1.74    “Specialty” means a sales account’s primary oncology specialty designation, as reasonably determined by TYME.
1.75    “SOC” shall have the meaning set forth in Section 3.1.
1.76    “Target Launch Date” shall mean the date selected by TYME, in its sole discretion, and of which TYME has provided notice to Eagle in writing at least nine (9) months in advance thereof, for the initial Commercialization of the Product in the Territory.
1.77    “Target Professionals” shall mean, with respect to the Product, one of the specifically identified community and/or hospital-based Professionals to be called upon by a Sales Representative based upon the Sales Plan. “Target Professionals” shall exclude key thought leaders as identified on Schedule 1.77 to this Agreement, which Schedule shall be prepared and provided by TYME prior to the Target Launch Date.
1.78    “Term” shall have the meaning set forth in Section 11.1.
1.79    “Territory” shall mean the United States of America and its territories and possessions.
1.80    “Third Party(ies)” shall mean any person or entity other than TYME and Eagle and their respective Affiliates.
1.81    “TYME Trademarks and Copyrights” shall mean the logos, trade dress, slogans, domain names and housemarks of TYME or any of its Affiliates as may appear on any Product Materials or Product Labeling, in each case, as may be updated from time to time by TYME.
ARTICLE 2    RIGHTS AND OBLIGATIONS
2.1    Engagement; Grant of Rights. During the Term, subject to the terms and conditions of this Agreement, TYME hereby grants to Eagle the non-exclusive right to Detail and promote the Product in the Territory in the Field, and to conduct the Eagle Activities in accordance with the terms and conditions of this Agreement. Notwithstanding the foregoing, TYME retains and reserves the right for TYME and its Affiliates to promote the Product in the Territory and to grant the non-exclusive right to Detail and/or promote the Product in the Territory to any other Third Party in its sole discretion. Eagle shall have no other rights relating to the Product, except as specifically set forth in this Agreement. Eagle’s rights and obligations under this Section 2.1 are non-transferable, non-assignable, and non-delegable. Eagle shall not subcontract the Eagle Activities with any Third Party (including any contract sales force). For clarity, Eagle shall not have any other license rights hereunder except as expressly set forth in this Section 2.1, nor any rights to sublicense any rights hereunder.
2.2    Retention of Rights. Except with respect to the limited rights granted to Eagle to conduct the Eagle Activities for the Product in the Territory in the Field pursuant to Section 2.1, TYME retains all rights in and to the Product. TYME shall have the sole right, as between the Parties, to Develop and Commercialize the Product, including without limitation, determining the marketing and regulatory strategies for seeking (if and when appropriate) Regulatory Approvals and Regulatory Exclusivity in the Territory for Product in the Field, filing for such Regulatory Approvals and Regulatory Exclusivity for Product in the Territory, preparing, submitting, and maintaining any and all Regulatory Filings and Regulatory Approvals for Product in the Field in the Territory, and seeking any necessary Regulatory Approvals of Regulatory Authorities for Product Labeling and Promotional Materials to be used in connection with Commercializing Product in the Field in the Territory. TYME shall solely own and control any and all Regulatory Approvals and any and all other Regulatory Filings submitted in connection with seeking and maintaining Regulatory Approvals for the Product in the Field in the Territory. As between the Parties, TYME shall be responsible for all costs and expenses incurred by TYME in connection with the foregoing activities. Without limiting the generality of the foregoing (and without limiting TYME’s retained rights set forth in Section 2.1), TYME specifically retains the following rights (and Eagle and its Affiliates shall have no rights to the following, except as set forth below in this Section 2.2):
2.2.1    responsibility for all decisions regarding regulatory submissions and for all communications that relate to any Regulatory Approvals or other Regulatory Filings prior to and after any Regulatory Approval with respect to the Product in the Field in the Territory;
2.2.2    responsibility for the manufacture and distribution of the Product, and any future development of the Product;
2.2.3    responsibility, except as expressly set forth herein, for interactions with any Governmental Authority, including but not limited to FDA, with respect to the Product (provided that, Eagle shall retain the right to respond to communications or inquiries from Governmental Authorities in connection with the conduct of any Eagle Activities);
2.2.4    responsibility for creation and final approval of all Product Materials content (including submission of Promotional Materials to FDA’s Office of Prescription Drug Promotion) with respect to the conduct of the Eagle Activities for the Product, except as expressly set forth herein;
2.2.5    selling and booking all sales of the Product;
2.2.6    responsibility for the Product’s overall commercial strategy, including marketing, payer strategy, pricing, regulatory and other government affairs; and
2.2.7    responsibility for handling all safety related activities related to the Product as set forth in ARTICLE 5 (including submitting all safety reports and interacting with Governmental Authorities with respect thereto) and initiating and managing any Product recalls.
For clarity, except as provided in Sections 2.1 or 2.4, Eagle shall not acquire any license or other intellectual property interest, by implication or otherwise, in any technology, Know-How or other Intellectual Property owned or controlled by TYME or any of its Affiliates, and TYME is not providing any such technology, Know-How or other Intellectual Property, or any assistance related thereto, to Eagle for any use other than for the mutual benefit of the Parties as expressly contemplated hereby.
2.3    Non-Competition; Non-Solicitation.
2.3.1    Non-Competition. During the Term of this Agreement and through and including the first anniversary of the date of Termination of this Agreement (the “Restricted Period”), neither Eagle nor its Affiliates shall, directly or indirectly, market, detail, offer for sale, sell, or promote any oncology product in the Territory that is targeting an indication for which SM-88 (racemetyrosine) is approved other than the sales of the Product in accordance with the terms and conditions of this Agreement without TYME’s prior written consent, which shall be given or withheld within its sole discretion.
2.3.2    Non-Solicitation. During Restricted Period, neither Eagle nor TYME (nor any of their respective Affiliates) shall directly or indirectly solicit for hire or employ as an employee, consultant or otherwise, any employee, consultant or other professional personnel of the other Party who has had direct involvement with the SOC, Eagle Activities under this Agreement or TYME’s Commercialization activities for the Product, without the other Party’s prior written consent, which shall not be unreasonably withheld; provided, however, that this restriction shall not apply to: (a) conducting any general solicitation not specifically targeted at any such employee; or (b) hiring any employee who responds to such general advertising or who approaches such Party or its Affiliates without any solicitation or inducement to leave the employ of such other Party or its Affiliates.
2.4    TYME Trademarks and Copyrights.
2.4.1    Eagle shall have the non-exclusive right to use the TYME Trademarks and Copyrights solely on Product Materials in order to perform the Eagle Activities and solely in accordance with the terms and conditions of this Agreement. TYME shall promptly notify Eagle of any updates or changes to the TYME Trademarks and Copyrights on the Product Materials, and Eagle shall thereafter solely use such updated Product Materials in performing its obligations under this Agreement. Eagle shall promptly notify TYME upon becoming aware of any violation of this Section 2.4.1.
2.4.2    Eagle shall follow all instructions and guidelines of TYME (of which TYME shall provide Eagle copies) in connection with the use of any TYME Trademarks and Copyrights, and, if TYME reasonably objects to the manner in which any such TYME Trademarks and Copyrights are being used, Eagle shall immediately cease the use of any such TYME Trademarks and Copyrights in such manner upon written notice from TYME thereof. Without limiting the foregoing, Eagle shall also adhere to at least the same quality control provisions as companies in the pharmaceutical industry adhere to for their own trademarks and copyrights. In all cases, Eagle shall use the TYME Trademarks and Copyrights with the necessary trademark (and copyright, as applicable) designations, and shall use the TYME Trademarks and Copyrights in a manner that does not derogate from TYME’s rights in the TYME Trademarks and Copyrights. Eagle shall not at any time during the Term knowingly do or allow to be done any act or thing which will in any way impair or diminish the rights of TYME in or to the TYME Trademarks and Copyrights. All goodwill and improved reputation generated by Eagle’s use of the TYME Trademarks and Copyrights shall inure to the benefit of TYME, and any use of the TYME Trademarks and Copyrights by Eagle shall cease at the end of the Term. Eagle shall have no rights under this Agreement in or to the TYME Trademarks and Copyrights except as specifically provided herein. During the Term, Eagle shall not contest the ownership of the TYME Trademarks and Copyrights, their validity, or the validity of any registration therefor. During the Term, Eagle shall not knowingly register and/or use any marks (including in connection with any domain names) that are confusingly similar to the TYME Trademarks and Copyrights.
ARTICLE 3    JOINT SALES OPERATIONS COMMITTEE
3.1    Formation of the Joint Sales Operations Committee. As soon as practicable, but no later than nine (9) months prior to the Target Launch Date, the Parties shall form a joint sales operations committee (“SOC”) whose responsibilities during the Term shall be to oversee the activities set forth in Section 3.3. The SOC shall consist of no more than seven (7) members, with four (4) members designated by TYME and three (3) members designated by Eagle, each with suitable seniority and relevant experience and expertise to enable such person to address matters falling within the purview of the SOC; provided, that each Party may also have up to three (3) observers present at any SOC meeting. All meetings of the SOC shall be chaired by one of the four representatives from TYME. From time to time, each Party may change any of its representatives on the SOC by giving written notice to the other Party. The SOC shall determine a meeting schedule; provided that in any event, meetings shall be conducted no less frequently than quarterly by teleconference or in person, or as otherwise agreed by the Parties. In person meetings shall occur at such places as mutually agreed by the Parties. Employees or consultants of either Party that are not representatives of the Parties on the SOC may attend meetings of the SOC as one of a Party’s designated observers; provided that, such attendees (i) shall not participate in the decision-making process of the SOC, and (ii) are bound by obligations of confidentiality and non-disclosure equivalent to those set forth in ARTICLE 8.
3.2    Meetings and Minutes. Meetings of the SOC may be called by either Party on no less than thirty (30) days’ prior notice during the Term. Each Party shall make all proposals for agenda items and shall provide all appropriate information with respect to such proposed items at least ten (10) days in advance to the applicable meeting; provided that under exigent circumstances requiring input by the SOC, a Party may provide its agenda items to the other Party within a shorter period of time in advance of the meeting, or may propose that there not be a specific agenda for that particular meeting, so long as the other Party consents to such later addition of such agenda items or the absence of a specific agenda for such meeting, such consent not to be unreasonably withheld. Members may participate in a meeting of the SOC by means of a conference telephone or other communications equipment allowing all persons participating in the meeting to hear each other. Participation by such means shall constitute presence in person at the meeting. The chairperson shall prepare and circulate for review and approval of the Parties minutes of each meeting within thirty (30) days after the meeting. Each Party shall bear its own costs for its members to attend such meetings.
3.3    Purpose of the SOC. The purposes of the SOC shall be to, subject to Section 3.4:
3.3.1    provide a forum to discuss and coordinate the Parties’ activities under this Agreement, in particular sales performance and metrics, and, subject to Section 3.4.2, develop, update, amend and approve the Sales Plan, including the identification of sales accounts;
3.3.2    provide a forum to discuss and coordinate the promotion of the Product in the Territory;
3.3.3    provide a forum to discuss Product Materials (it being understood that the SOC shall not have the right to approve such Product Materials);
3.3.4    provide a forum for discussing the annual Sales Forecast and revisions thereto (it being understood that TYME retains the right to update the Sales Forecast as described in Section 4.1.3);
3.3.5    provide a forum for reviewing, updating and agreeing on revisions to the Operating Parameters Schedule, including without limitation, to update the Eagle Quarterly Minimum Details and the Minimum Sales Representatives Requirement;
3.3.6    facilitate the flow of information and otherwise promote the communications and collaboration within and among the Parties relating to this Agreement and the promotion of the Product;
3.3.7    discuss planning and implementation of all Eagle Activities, including but not limited to training of Sales Representatives and development and implementation of policies and procedures for conduct of Promotional Programs and Details and Sales Representatives’ interactions with sales accounts;
3.3.8    decide on the acceptable form of and review and discuss the Detail Reports and reports of Net Sales;
3.3.9    review and discuss the Compensation Reports and the incentive compensation matters described in Section 4.1.4, including any applicable adjustments to Product-related sales goals and targets of the Sales Representatives proposed by TYME (it being understood that Eagle shall retain final decision-making authority with respect to such matters but shall give good faith consideration to TYME’s feedback with respect thereto);
3.3.10    review and discuss any matters brought to its attention by either Party’s Alliance Manager;
3.3.11    discuss the Promotional Materials matters described in Section 4.4.1(a);
3.3.12    discuss supply or distribution issues relating to the Product;
3.3.13    act as a first level escalation to address disagreements or disputes between the Parties;
3.3.14    form and oversee any sub-committee or working group in furtherance of the activities contemplated by this Agreement;
3.3.15    decide on the acceptable form of and review and discuss the Compliance Reports; and
3.3.16    perform such other responsibilities as may be mutually agreed upon by the Parties in writing from time to time; provided, however, for clarity the SOC shall have no authority to amend or modify any provisions of this Agreement and no authority to waive or definitively interpret the provisions of this Agreement.
In connection with the SOC meetings contemplated under Section 3.2 (but in any event, no less frequently than each Fiscal Quarter), Tyme shall provide Eagle with a written summary of its material Development and Commercialization strategies and activities with respect to the Product in the Territory since the last SOC meeting or Fiscal Quarter, as applicable, including the results of such activities, and a description of its then-current marketing plans, marketing campaigns and Product-related messaging with key opinion leaders, except and to the extent such information is subject to confidentiality or similar restrictions on disclosure imposed by contractual, regulatory or similar requirements.
3.4    Decision Making.
3.4.1    Quorum; Voting. Meetings of the SOC shall occur only if at least one (1) representative of each Party is present at the meeting. Each Party shall have one (1) vote. The SOC shall use good faith efforts to reach consensus on all matters properly brought before it. If the SOC does not reach unanimous consensus on an issue at a meeting, or within a period of 30 days thereafter, then the SOC shall submit in writing the respective positions of the Parties to the Senior Officers of the Parties. Such Senior Officers shall use good faith efforts to resolve promptly such matter, which good faith efforts shall include at least one (1) teleconference between such Senior Officers within 30 days after the SOC’s submission of such matter to them. Any final decision mutually agreed to in writing by the Senior Officers shall be conclusive and binding on the Parties. If the Senior Officers are not able to agree on the resolution of any such issue within 30 days after such issue was first referred to them, then, except with respect to those disputes that are expressly subject to arbitration pursuant to Section 12.6: (i) Eagle shall have the right to conclusively determine all matters related to the incentive compensation of the Sales Representatives and (ii) subject to Section 3.4.2, TYME shall have the right to conclusively determine all other matters; provided, however, for clarity, that such determination and any related activities comply with the terms and conditions of this Agreement. Notwithstanding anything to the contrary in the foregoing, for the avoidance of doubt, any such determination shall not amend, modify or waive any provisions of this Agreement or definitively interpret the provisions of this Agreement.
3.4.2    Eagle Approvals. Any proposed change or amendment to the (a) Operating Parameters Schedule or (b) Sales Plan that would (i) increase Eagle’s percentage of the sales force requirements above the percentage provided in the Operating Parameters Schedule (as may be subsequently amended by mutual agreement of the Parties), (ii) increase the number of Eagle Quarterly Minimum Requirements (as such requirements may be updated by mutual agreement of the Parties), (iii) increase the number of Sales Representatives from the number agreed to prior to the Target Launch Date (or as otherwise agreed by mutual agreement of the Parties) or (iv) without duplication of items (i) – (iii) hereof, materially increase Eagle’s costs associated with conducting any Eagle Activities other than Detailing shall, in each case of (a) and (b), require the written approval of Eagle (which approval shall not be unreasonably withheld). The initial Sales Plan developed by the SOC to be in effect at the Target Launch Date, which shall set forth the commercial activities geared towards achieving the Sales Forecast, including, without limitation the Eagle Quarterly Minimum Details and the target number of Promotional Programs, shall be developed by the SOC, approved by TYME and require the written approval of Eagle (which Eagle approval shall not be unreasonably withheld).

ARTICLE 4    EAGLE ACTIVITIES FOR THE PRODUCT
4.1    Eagle Activities.
4.1.1    General. Eagle shall conduct the Eagle Activities for the Product in the Field in the Territory in accordance with this Agreement, including, without limitation, in accordance with the then-current Sales Plan.
4.1.2    Sales Representatives. Without limiting the generality of the foregoing, Eagle shall hire, and continuing throughout the remainder of the Term, shall maintain, a sales force with responsibility to Detail the Product in the Territory in accordance with the terms of the Operating Parameters Schedule. Eagle shall have such sales force in place by such time specified in the Operating Parameters Schedule in order to appropriately train on the Product prior to Target Launch Date. The Sales Representatives and their managers shall have the qualifications and meet the criteria set forth in Schedule 4.1.2 hereto, which schedule shall be jointly developed and mutually agreed by TYME and Eagle within 180 days of the execution and delivery of this Agreement.
4.1.3    Sales Forecast.
(a)    No later than three (3) months prior to the Target Launch Date, TYME shall develop a forecast of reasonably expected Net Sales of the Product in the Territory in the Field for a one (1) year period, including projected quarterly Net Sales (the “Sales Forecast”). Thereafter, each Fiscal Year of the Term, TYME shall prepare an annual Sales Forecast for such period. The Sales Forecast shall be updated by TYME from time to time as appropriate, discussed at the SOC, and comprise part of the Sales Plan.
(b)    On a quarterly basis, the SOC shall review actual Fiscal Year-to-date Net Sales performance compared to the Sales Forecast.
4.1.4    Target Incentive Compensation. Prior to the Target Launch Date, Eagle shall develop an incentive compensation package for each Sales Representative that derives an appropriate portion of target incentive compensation from achieving target sales of the Product, subject to TYME’s review and comment prior to implementation of the incentive plan. On at least a quarterly basis, the Parties shall meet, through the SOC, to review the target incentive compensation and the actual incentive compensation paid out to the Sales Representatives to discuss, in good faith, any appropriate adjustments to the sales targets and goals related to the Product.
4.1.5    Alliance Managers. Each Party shall appoint a person who shall oversee interactions between the Parties for all matters related to this Agreement, and any related agreements between the Parties (each an “Alliance Manager”). The Alliance Managers shall endeavor to ensure clear and responsive communication between the Parties and the effective exchange of information, and shall serve as a single point of contact for all matters arising under this Agreement. The Alliance Managers shall have the right to attend all SOC meetings and, if applicable, subcommittee meetings as non-voting participants and may bring to the attention of the SOC or, if applicable, the subcommittee, any matters or issues either of them reasonably believes should be discussed, and shall have such other responsibilities as the Parties may mutually agree in writing. Each Party may designate different Alliance Managers by notice in writing to the other Party.
4.2    Detailing.
4.2.1    Detail Requirements. Commencing promptly upon completion of training of the Field Force Personnel that are engaged in Detailing the Product as described in Section 4.4.1 (but on the condition that Promotional Materials have been approved and delivered), Eagle shall deploy its Field Force Personnel that are engaged in Detailing to Detail the Product in accordance with the terms of this Agreement, including without limitation, the requirements for reach, frequency and position of the Product in the Detail provided in the Operating Parameters Schedule and the requirements of the then-current Sales Plan as updated from time to time. From time to time, Field Force Personnel shall organize and coordinate on the presentation of Promotional Programs as developed by the SOC and included in the then-current Sales Plan; however, except as set forth in this Agreement, without the prior written consent of TYME (not to be unreasonably withheld, delayed or conditioned), Eagle shall not conduct any Eagle Activities, other than Detailing, with respect to any Product. The Promotional Program requirements, guidelines and TYME approved speaker bureau will be provided to Eagle prior to initiation of the Promotional Programs.
4.2.2    Records and Reports.
(a)    Eagle shall keep accurate and complete records, consistent with pharmaceutical industry standards, of each Detail and its obligations hereunder in connection therewith. Such records shall be kept for the longer of (i) five (5) years after the end of the Fiscal Year to which they relate and (ii) such period of time as required by Applicable Laws. Within 15 days following the end of each Fiscal Quarter during the Term, Eagle shall provide TYME with a written report (each a “Detail Report”), setting out (1) the quarterly average number of Sales Representatives during such Fiscal Quarter (calculated by taking the sum of the number of Sales Representatives employed by Eagle (or its affiliates) that have incentive compensation packages that comply with the terms of Section 4.1.4 on each Business Day of the Fiscal Quarter divided by the number of Business Days in such Fiscal Quarter) (the “Quarterly Average Sales Force Size”), (2) the aggregate actual number of Details for the Product made by its Sales Representatives during such Fiscal Quarter, (3) the aggregate number of Exclusive Details, (4) the aggregate number of Multidisciplinary Details, (5) the number of Primary Multidisciplinary Details, and (6) the number of Details broken down by the name of the Target Professionals and such professional’s Specialty. Through the SOC, the Parties shall agree on a mutually acceptable form of Detail Report.
(b)    Within 30 days following the end of each Fiscal Quarter during the Term, Eagle shall provide TYME with a written report (each a “Compensation Report”), which describes (i) the details of the incentive compensation package of each Sales Representative as it relates to the Product and (ii) the actual incentive compensation payouts for each Sales Representatives as described in Section 4.1.4. Through the SOC, the Parties shall agree on a mutually acceptable form of Compensation Report.
(c)    Within 30 days following the end of each Fiscal Quarter during the Term, Eagle shall provide TYME with a written report (each a “Compliance Report”), which sets out a summary of any compliance-related disciplinary actions relating to any Field Force Personnel that are engaged in Detailing and any associated remedial actions. Through the SOC, the Parties shall agree on a mutually acceptable form of Compliance Report.
(d)    TYME shall have the right, at its own expense, during normal business hours and upon reasonable prior notice, through an independent third party, reasonably acceptable to Eagle, and upon execution of a confidentiality agreement reasonably satisfactory to Eagle in form and substance, to inspect the applicable records and books maintained by Eagle relating to the Eagle Activities solely for purposes of verifying Eagle’s compliance with the terms of this Agreement. For purposes of clarity, any such inspection right described in this Section 4.2.2(d) shall be limited to only those books and records of Eagle that are applicable to Eagle’s performance of its obligations under this Agreement and may be conducted no more than once per calendar year. Where necessary, on reasonable request, TYME’s inspection rights shall include interviewing Sales Representatives and other employees of Eagle. Eagle shall reasonably cooperate in any such inspection conducted by TYME. TYME shall treat all information subject to review under this Section 4.2.2(d) in accordance with the confidentiality provisions of this Agreement.
4.3    Compliance with Applicable Law.
4.3.1    In conducting the Eagle Activities hereunder, Eagle shall, and shall require all Field Force Personnel to, comply in all respects with Applicable Laws. In addition, TYME shall, and shall require all of its sales representatives to, comply in all respects with Applicable Laws in connection with its Development or Commercialization (including promotion and Detailing) of the Product in the Territory.
4.3.2    Neither Eagle or Field Force Personnel, nor TYME, its Affiliates or their respective licensees, shall offer, pay, solicit or receive any remuneration to or from any Professionals (including Target Professionals), in order to induce referrals of or purchase of the Product.
4.3.3    In performing the activities contemplated by this Agreement, neither Eagle or Field Force Personnel, nor TYME, its Affiliates or their respective licensees, shall make any payment, either directly or indirectly, of money or other assets to government or political party officials, officials of international public organizations, candidates for public office, or representatives of other businesses or persons acting on behalf of any of the foregoing where such payment would constitute violation of any Applicable Law. In addition, neither Eagle nor TYME shall make any payment, either directly or indirectly, to officials if such payment is for the purpose of unlawfully influencing decisions or actions with respect to the subject matter of this Agreement.
4.3.4    No employee of Eagle or its Affiliates shall have authority to give any direction, either written or oral, relating to the making of any commitment by TYME or its agents to any Third Party in violation of terms of this or any other provision of this Agreement
4.3.5    Neither Eagle nor TYME shall undertake any activity under or in connection with this Agreement which violates any Applicable Law.
4.3.6    TYME shall ensure that any patient assistance program used in connection with the Product (and the services performed thereby in connection with the Product) shall be operated in accordance with Applicable Law. Notwithstanding the immediately preceding sentence, TYME shall have no liability with respect to any breach or non-compliance with Applicable Law relating to any patient assistance program used in connection with the Product to the extent caused by the act or omission of any Field Force Personnel, which act or omission is not in compliance with the terms of this Agreement, Applicable Law or instructions of TYME.
4.3.7    TYME shall ensure that government-insured patients do not receive co-pay support from TYME with respect to the Product.
4.3.8    TYME shall ensure that its donations to, and interactions with, any 501(c)(3) charitable foundation that provides co-pay assistance to government-insured patients with respect to the Product are in full compliance with all Applicable Laws.
4.3.9    If, during the Term, Eagle becomes aware of a material violation or failure to comply with Applicable Law or the terms of this Agreement by a member of the Field Force Personnel that are engaged in Detailing, it shall promptly, but no later than two (2) Business Days after it becomes aware, notify TYME of such violation and, as promptly as possible thereafter, shall notify the steps it has taken or intends to take to remediate such violation.
4.3.10    As soon as practicable, but no later than six (6) months prior to the Target Launch Date, each Party shall appoint a representative to act as its compliance manager under this Agreement, each of which shall be routinely responsible for advising such Party on compliance matters and has suitable seniority and other relevant experience and expertise (each, a “Compliance Manager”). From time to time, each Party may change its Compliance Manager by giving written notice to the other Party. The Compliance Managers shall serve as a key point of contact between the Parties for compliance-related matters. Each Compliance Manager shall facilitate the resolution of any compliance issue with the Compliance Manager of the other Party. The Compliance Managers shall use good faith efforts to reach consensus on all compliance matters. If the Compliance Managers do not reach consensus on an issue promptly, then such issue shall be submitted to dispute resolution process described in Section 12.6. Upon the reasonable request of TYME from time to time, Eagle shall deliver to TYME copies of Eagle’s compliance program policies and compliance training materials which are applicable to the Field Force Personnel’s promotion of the Product. Other than as expressly stated herein, Eagle shall not be required to modify its compliance policies or practices in connection with the compliance-related provisions herein.
4.4    Field Force Personnel Training; Product Materials.
4.4.1    Training, Training Materials and Promotional Materials.
(a)    Subject to the terms of this Section 4.4.1, TYME shall prepare and control the content of (i) all Product training materials for Field Force Personnel (the “Product Training Materials”) and (ii) all Product marketing and educational materials (the “Promotional Materials”) (the Product Training Materials and the Promotional Materials, collectively, the “Product Materials”). TYME shall be solely responsible for ensuring that the Product Materials prepared and approved by it are in compliance with the Regulatory Approval for the Product, the Product Labeling and Applicable Law. Once approved by TYME, the content of the Product Materials shall be provided by TYME to Eagle in advance of the Eagle Activities to allow for Eagle to review such content and provide verbal feedback to TYME in advance of use of the Product Materials. Within 15 days of receipt of such Product Materials, Eagle shall verbally provide to TYME any comments and/or proposed revisions to such Product Materials, which comments and revisions TYME shall reasonably consider so long as TYME deems such suggestions are acceptable in the promotion of the Product; provided that in any event, to the extent that TYME reasonably believes that such changes are not in compliance with Applicable Law, the Regulatory Approval for the Product or the applicable Product Labeling, then TYME shall not be required to incorporate any such suggestions from Eagle in the Product Materials. In the event of any disagreement between the Parties regarding any feedback received from Eagle with respect to the Product Materials, TYME shall have the right to conclusively determine such matter; provided that, Eagle shall not be required to use any Product Materials that it reasonably believes violate Applicable Law. If Eagle has provided comments to TYME on the Product Materials and TYME accepts some or all of such comments, then, once revised, TYME shall provide to Eagle the revised versions of such Product Materials for further review by Eagle, in accordance with the terms and timelines of this Section 4.4.1(a) above. Eagle shall use only Product Materials approved by TYME in the performance of Eagle Activities under this Agreement. The content of Product Materials shall not be modified or changed by Eagle or Field Force Personnel at any time without the prior written approval of TYME in each instance. TYME shall be responsible for the costs and expenses of creation and development of the Product Materials and Eagle shall be responsible for the costs and expense of reproduction, printing and delivery of the Product Materials to and for Eagle. The information regarding the Product that is provided by Eagle or Field Force Personnel as part of the Eagle Activities shall not deviate from the Product Materials. The Parties shall coordinate the production and delivery of Product Materials to allow sufficient internal and field force review time to accommodate scheduled training meetings and distribution to Field Force Personnel that are engaged in Detailing. In the event that TYME incurs costs and expenses for which Eagle is responsible under this Section 4.4.1, TYME may deduct such amounts from the payments due under Section 6.1 and shall include a description thereof in the applicable report under Section 6.2. The Parties shall collaborate to finalize the Product Materials in accordance with this Section 4.4.1(a) in advance of the Target Launch Date.
(b)    By no later than six (6) months prior to the Target Launch Date, the Parties shall collaborate to plan and schedule training for the Sales Representatives at a mutually acceptable time(s) and date(s), including a launch meeting for the Sales Representatives at a mutually acceptable location. TYME shall lead such initial training and Eagle shall cooperate with any reasonable requests of TYME in order to support such training. The costs and expenses of such launch meeting shall be the responsibility of Eagle. All other training costs and expenses shall be the responsibility of Eagle. After the initial training, the Parties shall collaborate to provide additional training at such frequency, times and places as the circumstances warrant and the Parties mutually agree, but no less frequently than quarterly with at least three (3) live, in-person training sessions annually. Eagle shall have the right, but not the obligation, to conduct such additional training itself, provided that the Eagle trainers have been trained by TYME, and provided further that TYME shall have the right to attend such training upon reasonable notice by TYME to Eagle. Eagle shall certify in writing to TYME that all Field Force Personnel have completed the training described in this Section 4.4.1(b).
(c)    Eagle and all Field Force Personnel that are engaged in Eagle Activities shall comply with the applicable provisions of the Code, and shall be trained on Eagle’s compliance policies, including those that are consistent with the applicable provisions of Sec. 1128B(b) of the Social Security Act and the American Medical Association Ethical Guidelines for Gifts to Physicians from Industry (which such training may have been accomplished prior to the Term), prior to commencing any Eagle Activities. Eagle agrees that it shall train any employee or agent of Eagle who is involved in performing the activities contemplated by this Agreement on anti-corruption and anti-bribery at its own expense.
(d)    Field Force Personnel that are engaged in Detailing shall conduct the Eagle Activities only after having undergone the training described in this Section 4.4 and, without limiting the foregoing, no Field Force Personnel member shall Detail the Product without having undergone such training. Subject to the foregoing, Eagle shall have the responsibility for on-going training of its Field Force Personnel that are engaged in Detailing in accordance with customary practice in the pharmaceutical industry, provided that TYME shall be entitled to approve all such training objectives and content.
4.4.2    Ownership of Product Materials. As between the Parties, TYME shall own all right, title and interest in and to any Product Materials (and all content contained therein) and any Product Labeling (and all content contained therein), including applicable copyrights and trademarks (other than any name, trademark, trade name or logo of Eagle or its Affiliates that may appear on such Product materials or Product Labeling), and to the extent Eagle (or any of its Affiliates) obtains or otherwise has a claim to any of the foregoing, Eagle hereby assigns (and shall cause any applicable Affiliate to assign) all of its right, title and interest in and to such Product Materials (and content) and Product Labeling (and content) (other than any name, trademark, trade name or logo of Eagle or its Affiliates that may appear on such Product materials or Product Labeling) to TYME and Eagle agrees to (and shall cause its applicable Affiliate to) execute all documents and take all actions as are reasonably requested by TYME to vest title to such Product Materials (and content) and Product Labeling (and content) in TYME (or its designated Affiliate).
4.5    Provisions Related to Field Force Personnel.
4.5.1    Activities of Field Force Personnel. Eagle hereby agrees and acknowledges that the following shall apply with respect to itself and the Field Force Personnel that are engaged in Detailing:
(a)    Eagle shall instruct and cause the Field Force Personnel that are engaged in Detailing to use only the Product Labeling and, subject to the terms of Section 4.4, Product Materials approved by TYME for the conduct of the Eagle Activities for the Product and consistent with Applicable Laws. Eagle shall instruct the Field Force Personnel that are engaged in Detailing to, and shall monitor (in accordance with Eagle’s standard practice) the Field Force Personnel that are engaged in Detailing, in order to ensure that such Field Force Personnel limit their claims of efficacy and safety for such Product to those claims which are consistent with and do not exceed the Product Labeling and any Promotional Materials.
(b)    Eagle shall instruct the Field Force Personnel that are engaged in Detailing to conduct the Eagle Activities for the Product, and shall monitor and audit (in accordance with Eagle’s standard practice) the Field Force Personnel that are engaged in Detailing so that such personnel conduct the Eagle Activities for such Product in adherence in all respects with Applicable Laws.
(c)    Eagle shall instruct the Field Force Personnel that are engaged in Detailing regarding provisions of this Agreement applicable to Details of the Product, including Section 4.2 and this Section 4.5.1.
(d)    Eagle acknowledges and agrees that TYME will not maintain or procure any worker’s compensation, healthcare, or other insurance for or on behalf of the Field Force Personnel, all of which shall be Eagle’s sole responsibility.
(e)    Eagle acknowledges and agrees that all Field Force Personnel are employees of Eagle and are not, and are not intended to be treated as, employees of TYME or any of its Affiliates, and that such individuals are not, and are not intended to be, eligible to participate in any benefits programs or in any “employee benefit plans” (as such term is defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) that are sponsored by TYME or any of its Affiliates or that are offered from time to time by TYME or its Affiliates to their own employees. All matters of compensation, benefits and other terms of employment for any such Field Force Personnel shall be solely a matter between Eagle and such individual. TYME shall not be responsible to Eagle, or to the Field Force Personnel, for any compensation, expense reimbursements or benefits (including vacation and holiday remuneration, healthcare coverage or insurance, life insurance, severance or termination of employment benefits, pension or profit-sharing benefits and disability benefits), payroll-related taxes or withholdings, or any governmental charges or benefits (including unemployment and disability insurance contributions or benefits and workmen’s compensation contributions or benefits) that may be imposed upon or be related to the performance by Eagle or such individuals of this Agreement, all of which shall be the sole responsibility of Eagle, even if it is subsequently determined by any Governmental Authority that any such individual may be an employee or a common law employee of TYME or any of its Affiliates or is otherwise entitled to such payments and benefits.
(f)    Eagle shall be solely responsible for the acts or omissions of the Field Force Personnel that are not in compliance with Applicable Law and the terms of this Agreement while performing any of the activities under this Agreement. Eagle shall be solely responsible and liable for all probationary and termination actions taken by it, as well as for the formulation, content and dissemination (including content) of all employment policies and rules (including written probationary and termination policies) applicable to its employees.
4.5.2    Termination of Employment; Cessation of Eagle Activities. If any Field Force Personnel leaves the employ of Eagle (or any of its Affiliates), or otherwise ceases to conduct the Eagle Activities for the Product, Eagle shall, to the extent consistent with, and in a manner similar to, its practices with respect to departures of the sales representatives or other field force personnel, as applicable, promoting, marketing or detailing other products for Eagle, account for, and shall cause such departing Field Force Personnel to return to Eagle and delete from his/her computer files (to the extent such materials or information have been provided in, or converted into, electronic form) all materials relating to the Product that have been provided to such individual, including the Product Materials and account level information, including all copies of the foregoing.
4.5.3    Discipline. If TYME has a reasonable basis for believing any member of the Field Force Personnel that are engaged in Detailing has violated any Applicable Laws, or failed to comply with this Agreement, then TYME shall notify Eagle of the alleged violation and Eagle shall promptly investigate the matter and, if the allegation turns out to be true, shall take the appropriate remedial action. Subject to the foregoing, Eagle shall be solely responsible for taking any disciplinary actions in connection with its Field Force Personnel that are engaged in Detailing. If, at any time, TYME has any other compliance-related concerns regarding any Field Force Personnel Detailing, TYME’s Compliance Manager shall notify Eagle’s Compliance Manager of such concerns in writing and the Compliance Managers shall discuss and resolve such matters pursuant to Section 4.3.10.
4.6    Responsibility for Eagle Activity Costs and Expenses. Other than as expressly set out herein, Eagle shall be solely responsible for any and all costs and expenses incurred by Eagle or any of its Affiliates in connection with the conduct of the Eagle Activities for the Product hereunder, including all costs and expenses in connection with Sales Representatives, including salaries, bonuses, employment benefits, travel expenses and other expenses, credentialing, licensing, providing benefits, deducting federal, state and local payroll taxes, and paying workers’ compensation premiums, unemployment insurance contributions and any other payments required by Applicable Laws to be made on behalf of employees.
4.7    Data Sharing. Without limiting the information that Eagle shall provide to TYME hereunder, including, without limitation, the reports deliverable under Section 4.2 hereof, TYME shall provide to Eagle certain information relating to the sale, Commercialization, marketing and promotion of the Product, as may be mutually agreed by the Parties from time to time, for use by Eagle and the Field Force Personnel in connection with the Eagle Activities. The timing of the delivery of such information shall be mutually agreed upon by the Parties, acting reasonably.
4.8    Material Changes. Eagle acknowledges no Product is available for Commercialization as of the date hereof and that the service levels and requirements of Eagle and its personnel under this Article IV and the accompanying

Schedules are based on the Parties’ current expectations regarding SM-88 (racemetyrosine)’s approval pathway in pancreatic cancer. Should SM-88 (racemetyrosine) be approved in additional or different indications, a new Product or class of Product becomes available for Commercialization, or there is otherwise a material change in TYME’s requirements hereunder, the Parties agree to amend the Operating Parameters Schedule in good faith to address such development. For the avoidance of doubt, the Parties agree that any such amendment will be made in good faith to preserve the spirit and service levels established hereunder for such new indications or changes. Any disputes arising from this Section 4.8 or amendments to the Operating Parameters Schedule incident thereto that are not resolved by the Senior Officers pursuant to Section 3.4.1 shall be governed by Section 12.6.
ARTICLE 5    REGULATORY, SAFETY AND SURVEILLANCE, COMMERCIAL MATTERS
5.1    TYME Responsibility. As between the Parties, except as expressly set out herein, all regulatory matters regarding the Product shall be the responsibility of TYME, including responsibility for all communications with Governmental Authorities, including but not limited to the FDA, related to the Product, and TYME shall have sole responsibility to seek and/or obtain any necessary approvals of any Product Labeling and the Promotional Materials used in connection with the Product, and for determining whether the same requires approval. As between the Parties, TYME shall be responsible for any reporting of matters regarding the manufacture, sale or promotion of the Product (including Adverse Events) to or with the FDA and other relevant Regulatory Authorities, in accordance with Applicable Laws. TYME shall maintain, at its cost, the Regulatory Approvals for the Product and shall comply with all Applicable Law relevant to the conduct of TYME’s business with respect to the Product or pursuant to this Agreement, including, without limitation, all applicable requirements under the Act.
5.2    Eagle Involvement. Except as expressly permitted herein, Eagle shall not, without TYME’s prior written consent, correspond or communicate with the FDA or with any other Governmental Authority concerning the Product, or otherwise take any action concerning any Regulatory Approval or other authorization under which the Product is marketed or sold. If not prohibited by any Government Authority or Applicable Law, Eagle shall provide to TYME, promptly upon receipt, copies of any communication from the FDA or other Governmental Authority related to the Product. If not prohibited by any Government Authority or Applicable Law, TYME has the right to review and comment on Eagle’s draft responses to any Governmental Authorities relevant to Detail of the Product prior to Eagle’s issuance of such response; and Eagle agrees to consider any comments or suggestions from TYME in good faith.
5.3    Inspections.
5.3.1    If not prohibited by any Government Authority or Applicable Law, Eagle shall notify TYME immediately upon receipt of any notice of inspection or investigation by any Governmental Authority related to or that Eagle reasonably believes may impact any aspect of the Eagle Activities. If not prohibited by any Government Authority or Applicable Law, TYME shall have the right to have a representative present at any such portion of the inspection involving any Eagle Activities. In such cases, Eagle shall (i) keep TYME fully informed of the progress and status of any such inspection or investigation, (ii) prior to undertaking any action pursuant to this Section 5.3.1, notify TYME of the inspection or investigation, and disclose to TYME in writing the Governmental Authorities’ assertions, findings and related results of such inspection or investigation pertaining to the Eagle Activities, and (iii) provide full disclosure to TYME with respect to any action undertaken or proposed to be undertaken pursuant to this Section 5.3.1 prior to acting as it pertains to the Eagle Activities. In addition, if such findings or the Governmental Authority requests or suggests that Eagle should change any aspect of the Eagle Activities, the Parties shall work together to make any such modification; provided, however, that notwithstanding anything to the contrary herein, Eagle shall not be required to engage in any Eagle Activities to the extent any finding or Government Authority has requested or suggested that Eagle may not engage in such activity.
5.3.2    If not prohibited by any Government Authority or Applicable Law, TYME shall notify Eagle immediately upon receipt of any notice of inspection or investigation by any Governmental Authority related to or that TYME reasonably believes may impact any aspect of the Eagle Activities. In such cases, TYME shall (i) keep Eagle fully informed of the progress and status of any such inspection or investigation, (ii) disclose to Eagle in writing the Governmental Authorities’ assertions, findings and related results of such inspection or investigation pertaining to the Product or its promotion, and (iii) provide full disclosure to Eagle with respect to any action undertaken or proposed to be undertaken pursuant to this Section 5.3.2 prior to acting as it pertains to the Eagle Activities. In addition, if such findings or the Governmental Authority requests or suggests that Eagle should change any aspect of the Eagle Activities, the Parties shall work together to make any such modification; provided, however, that notwithstanding anything to the contrary herein, Eagle shall not be required to engage in any Eagle Activities to the extent any finding or Government Authority has requested or suggested that Eagle may not engage in such activity.
5.4    Pharmacovigilance. Subject to the terms of this Agreement, no later than six (6) months prior to the Target Launch Date, TYME and Eagle (under the guidance of their respective pharmacovigilance departments, or equivalent thereof) shall identify and finalize the responsibilities the Parties shall employ to protect patients and promote their well-being in a separate safety data exchange agreement (“Pharmacovigilance Agreement”). These responsibilities shall include mutually acceptable guidelines and procedures for the receipt, investigation, recordation, communication and exchange (as between the Parties) of safety information, such as Adverse Events, lack of efficacy, misuse/abuse, and any other information concerning the safety of the Product. Such guidelines and procedures will be in accordance with, and enable the Parties and their Affiliates to fulfill, regulatory reporting obligations to Governmental Authorities. For the avoidance of doubt, such guidelines and procedures shall provide that any Eagle Sales Representative, Field Force Personnel or Eagle Affiliate that becomes aware of an Adverse Event shall follow all TYME policies and procedures regarding Adverse Event reporting, including TYME’s Adverse Event Reporting standard operating procedure, which shall be provided to Eagle for training prior to the Target Launch Date. The Pharmacovigilance Agreement shall provide that: (i) TYME shall be responsible for all pharmacovigilance activities regarding the Product, including signal detection, medical surveillance, risk management, medical literature review and monitoring, Adverse Event reporting and responses to Governmental Authority requests or enquiries, and shall provide information related thereto to Eagle, and (ii) in the event Eagle receives safety information regarding the Product, or information regarding any safety-related regulatory request or inquiry, Eagle shall notify TYME as soon as practicable, but, in any event, within the timelines set forth in the Pharmacovigilance Agreement.
5.5    Unsolicited Requests for Medical Information. Eagle shall direct to TYME any unsolicited requests for off-label medical information from health care professionals with respect to the Product promptly following receipt by Eagle (but in no event later than two (2) days after receipt). TYME shall, within two (2) days following receipt of any such request from Eagle, address any such requests directly.
5.6    Recalls and Market Withdrawals. As between the Parties, TYME shall have the sole right to determine whether to implement, and to implement, a recall, field alert, withdrawal or other corrective action related to the Product. TYME shall bear the cost and expense of any such recall, field alert, withdrawal or other corrective action. Each Party shall promptly (but in any case, not later than one (1) day after) notify the other Party in writing of any order, request or directive of a court or other Governmental Authority to recall or withdraw the Product.
5.7    Certain Reporting Responsibilities. Notwithstanding the foregoing provisions of this ARTICLE 5, each Party shall be responsible for its own federal, state and local government pricing reporting and payment transparency reporting in the Territory arising from its Product promotional activities and related expenditures pursuant to Applicable Law. It is the intention of the Parties that any payments or transfer of value by a Party as it relates to the Product shall constitute transfers of value by that Party and such Party shall be responsible for the reporting described in the immediately preceding sentence. However, if a Party is deemed to have provided any payments or transfers of value to a Third Party on behalf of the other Party as it relates to the Product, then such Party shall provide to the other Party, in a format reasonably acceptable to such other Party, the data and other information on a timely basis (i.e., in the case of manual reporting of such data and other information, within 30 days following the end of each Fiscal Quarter, and, in the case of automated reporting of such data and other information, on a periodic basis during each Fiscal Quarter as reasonably requested by such other Party) for such other Party’s reporting under the Physician Payments Sunshine Act and other Applicable Laws.
5.8    Booking of Sales Revenues. TYME shall retain ownership of the rights to the Product and record on its books all revenues from sales of the Product. TYME shall be exclusively responsible for accepting and filling purchase orders, billing, and returns with respect to the Product. If Eagle receives an order for the Product, it shall promptly transmit such order to TYME (or its designee) for acceptance or rejection. TYME shall have sole responsibility for shipping, distribution and warehousing of the Product, and for the invoicing and billing of purchasers of the Product and for the collection of receivables resulting from the sales of the Product in the Territory.
5.9    Returns. Eagle is not authorized to accept any Product returns. Eagle shall advise any customer who attempts to return any Product to Eagle (or its Affiliates) that such Product must be shipped by the customer to the facility designated by TYME from time to time (and in accordance with other instructions provided by TYME). TYME shall provide to Eagle written instructions as to how Eagle should handle any Product that is actually physically returned to Eagle. Eagle shall take no other actions with respect to such return without the prior written consent of TYME.
5.10    Development; Manufacturing; Distribution; Marketing. TYME shall have the sole authority to Develop, Commercialize, manufacture, package, label, warehouse, sell and distribute the Product in the Territory. TYME shall use Commercially Reasonable Efforts to Develop and Commercialize at least one (1) Product in the Field in the Territory. Following the acceptance of the NDA for SM-88 (racemetyrosine) by the FDA and no later than 90 days prior to the Target Launch Date, TYME shall use Commercially Reasonable Efforts to cause sufficient quantities of Product to be available in inventory to promptly fill orders throughout the Territory and otherwise meet the forecasted demand for Product in the Territory. If, despite such efforts, there is insufficient supply of Product to meet demand, then TYME shall use Commercially Reasonable Efforts to promptly address such insufficiency. TYME shall contractually require (and shall use commercially reasonable efforts to enforce such contractual provisions) that all Product is manufactured, shipped, sold and distributed in accordance with all Product specifications and all Applicable Law and that its contract manufacturers and/or suppliers of Product operate their facilities in accordance with Applicable Law. TYME shall ensure that all Product Labeling complies with the applicable Regulatory Approval for the Product and Applicable Law. Other than as set forth in this Agreement, TYME shall be responsible for all marketing of the Product in the Territory.
ARTICLE 6    FINANCIAL PROVISIONS
6.1    Promotion Fee.
6.1.1    Calculation of Promotion Fee.
(a)    Subject to Section 6.1.2, commencing with the Fiscal Quarter following the First Commercial Sale, as consideration for the Eagle Activities performed by Eagle, TYME shall pay Eagle a promotion fee based on Net Sales during the Term, calculated by multiplying fifteen percent (15%) by Net Sales of all Product in the Territory in each Fiscal Quarter.
(b)    At any time after the date hereof, TYME shall have the right to terminate Eagle’s right to Detail and Promote the Product in the Territory in the Field upon a payment to Eagle of all accrued, earned but unpaid promotion fee amounts plus the Buyout Amount.
6.1.2    Adjustment of Promotion Fee. In the event that Eagle fails to satisfy the Eagle Quarterly Minimum Details for the Product or fails to demonstrate Commercially Reasonable Efforts to execute on other aspects of the Sales Plan then in effect for a period of two (2) consecutive Fiscal Quarters, the promotion fee payable by TYME pursuant to Section 6.1.1(a) shall be reduced to twelve percent (12%) for subsequent Fiscal Quarters and Eagle shall continue to receive such reduced promotion fee until such Fiscal Quarter in which Eagle satisfies the Eagle Quarterly Minimum Details for the Product or demonstrates Commercially Reasonable Efforts to execute on other aspects of the Sales Plan, as the case may be. Eagle’s failure to meet the Eagle Quarterly Minimum Details or to demonstrate Commercially Reasonable Efforts to execute on other aspects of the Sales Plan then in effect for the Product for a period of four (4) consecutive Fiscal Quarters shall be deemed a material breach of this Agreement (it being understood that a failure to meet the Eagle Quarterly Minimum Details or to demonstrate Commercially Reasonable Efforts to execute on other aspects of the Sales Plan then in effect for the Product for any period less than four consecutive Fiscal Quarters shall not alone be deemed a material breach of this Agreement). For the avoidance of doubt, notwithstanding anything to the contrary herein, such material breach of this Agreement shall give rise to TYME’s immediate ability to terminate the Agreement pursuant to Section 11.2.2 and shall not be subject to any cure period.
6.2    Reports; Payments.
6.2.1    Quarterly Reports and Payments. Within fifteen (15) Business Days after the end of each Fiscal Quarter during the Term, TYME shall provide to Eagle a written report setting forth in reasonable detail the calculation of the Net Sales for such Fiscal Quarter and the promotion fee payable in respect of such Net Sales in accordance with Section 6.1, including the number of units of the Product shipped to patients in the Territory during such Fiscal Quarter, together with an itemized list of such units by Target Professional writing the applicable prescription. Within sixty (60) days after the end of each Fiscal Quarter during the Term, TYME shall pay to Eagle the undisputed portion of the promotion fee payable in respect of such Net Sales in accordance with Section 6.1. If this Agreement terminates or expires during a Fiscal Quarter, the promotion fee payable to Eagle under Section 6.1 shall be calculated only on the Net Sales that occurred during prior to the effective date of such termination or expiration in such Fiscal Quarter.
6.2.2    Monthly Estimate Reports. Within fifteen (15) Business Days of the end of each month within each Fiscal Quarter, TYME shall provide to Eagle a written report setting forth TYME’s good faith estimate of the Net Sales and the estimated promotion fee payable in respect of such Net Sales for each of such calendar month and the Fiscal Quarter-to-date period, together with its good faith estimates of each of the items described in Section 6.2.1 above. The Parties acknowledge and agree that the monthly reports shall only set forth TYME’s good faith estimates of the items contained therein and are being provided to Eagle for information purposes only and shall not be determinative of the any amounts due hereunder.
6.2.3    Payment Adjustments. If new information becomes available after the close of a Fiscal Quarter under the process described in Section 6.2.1 that would adjust the amount of recognized Net Sales or payments under this Agreement, such adjustments shall be made in the Fiscal Quarter they become available. Additions or deductions in payments resulting from any adjustments shall be applied to the next regularly scheduled quarterly payment.
6.2.4    Disputes. Promptly upon receipt of the quarterly or monthly reports described in this Section 6.2, Eagle shall review such reports and, in the event that Eagle disputes any of the items described in such report, Eagle shall promptly notify TYME of any such disputes. The Parties shall meet promptly thereafter to attempt to resolve such disputes.
6.2.5    Manner of Payment. All payments under this Agreement shall be made in US Dollars by wire transfer or Automated Clearing House to a bank account designated in writing by Eagle or TYME, as applicable, which shall be designated at least five (5) Business Days before such payment is due.
6.2.6    Late Payments. If Eagle does not receive payment of any sum due to it on or before the due date, simple interest shall thereafter accrue on the sum due to Eagle from the due date until the date of payment at the prime rate published in the Wall Street Journal on the due date plus two percent (2.0%) per annum or the maximum rate allowable by Applicable Law, whichever is less. Notwithstanding the foregoing, if the reason for any late payment is resulting from or arising out of any act or omission on the part of Eagle, including, but not limited to, any delay providing the payment instructions pursuant to Section 6.2.5, such interest shall not accrue. For clarity, any payments due from adjustments under Section 6.2.3 shall not be considered late payments.
6.3    Taxes. To the extent TYME is required to deduct and withhold taxes from any payment to Eagle, TYME shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to Eagle an official tax receipt or other evidence of timely payment sufficient to enable Eagle to claim the payment of such taxes as a deduction or tax credit. Eagle may provide to TYME any tax forms that may be reasonably necessary in order for TYME to not withhold tax and TYME shall dispense with withholding, as applicable. TYME shall provide Eagle with reasonable assistance to enable the recovery, as permitted by Applicable Laws, of withholding taxes.
6.4    Recordkeeping.    Each Party shall maintain complete and accurate books and records in sufficient detail, in accordance with GAAP (to the extent applicable and in accordance with the Agreement) and all Applicable Law, to enable verification of the performance of such Party’s obligations under this Agreement and any payments due to a Party under this Agreement. Unless otherwise specified herein, the books and records for a given Fiscal Year of the Term shall be maintained for a period of three (3) years after the end of such Fiscal Year or longer if required by Applicable Law.
6.5    Eagle Rights. Eagle shall have the right, at its own expense, during normal business hours and upon reasonable prior notice, through an independent certified public accountant reasonably acceptable to Tyme, and upon execution of a confidentiality agreement reasonably satisfactory to TYME in form and substance, to inspect the applicable records and books maintained by TYME solely for purposes of verifying the accuracy of Net Sales amounts reported by TYME pursuant to Section 6.2.1 hereof and the fees payable by TYME to Eagle under this Agreement in respect of such amounts. For clarity, such inspection right described in this Section 6.5 shall be limited to only those books and records of payment reports and amounts owed to Eagle as a result of Tyme’s achievement of Net Sales of the Product in the Territory under this Agreement and (i) may be conducted no more than once per calendar year, (ii) may only cover the most recently completed Fiscal Year and the two (2) years prior to such Fiscal Year, and (iii) may not be conducted in March through June of any given Fiscal Year. Disputes, if any, must be submitted to TYME within sixty (60) days after the completion of such inspection. TYME shall reasonably cooperate in any such inspection or audit conducted by Eagle. Eagle shall treat all information subject to review under this Section 6.5 in accordance with the confidentiality provisions of this Agreement.
ARTICLE 1    INTELLECTUAL PROPERTY
1.1    Ownership of Intellectual Property.
1.1.1    Eagle Property. TYME acknowledges that Eagle owns or is licensed to use certain Know-How relating to proprietary sales and marketing information, methods and plans that has been independently developed or licensed by Eagle (such Know-How, the “Eagle Property”). The Parties agree that any improvement, enhancement or modification made, discovered, conceived, or reduced to practice by Eagle to any Eagle Property in performing its activities pursuant to this Agreement which is not primarily related to the Product, or which is not otherwise derived from the Confidential Information of TYME, shall be deemed Eagle Property. Eagle hereby grants to TYME a fully paid-up, royalty free, non-transferable, non-exclusive perpetual license (with a limited right to sub-license to its Affiliates) to any Eagle Property that appears on, embodied on or contained in Product Materials or Product Labeling solely for use in connection with TYME’s promotion or other Commercialization of the Product in the Territory.
1.1.2    TYME Property. Subject to the terms of Section 7.1.1, TYME shall have and retain sole and exclusive right, title and interest in and to all inventions, developments, discoveries, writings, trade secrets, Know-How, methods, practices, procedures, designs, improvements and other technology, whether or not patentable or copyrightable, and any patent applications, patents, or copyrights based thereon (collectively, “Intellectual Property”) relating to the Product that are (i) owned or controlled by TYME as of the Effective Date, (ii) made, discovered, conceived, reduced to practice or generated by TYME (or its employees or representatives) during the Term, or (iii) made, discovered, conceived, reduced to practice or generated by Eagle (or its employees or representatives) in performing its activities pursuant to this Agreement to the extent primarily related to the Product or which is otherwise derived from the Confidential Information of TYME (“Inventions”). Eagle agrees to assign, and hereby does assign, to TYME (and shall cause its Affiliates and its and their respective employees and other representatives to assign to TYME) any and all right, title and interest that Eagle (or any such Affiliates, employees or other representatives) may have in or to any Invention. For clarity, any and all Inventions and any information contained therein or related thereto shall constitute Confidential Information of TYME.
1.2    Title to Trademarks and Copyrights. The ownership, and all goodwill from the use, of any TYME Trademarks and Copyrights shall at all times vest in and inure to the benefit of TYME, and Eagle shall assign, and hereby does assign, any rights it may have in the foregoing to TYME. Eagle shall not, directly or indirectly, adopt, apply for or acquire any trademarks, trade names, or domain names that include or are confusingly similar to any of the TYME Trademarks and Copyrights.
1.3    Protection of Trademarks and Copyrights. As between the Parties, TYME shall have the sole right (but not the obligation), as determined by TYME in its sole discretion, to (i) maintain the TYME Trademarks and Copyrights and/or (ii) protect, enforce and defend the TYME Trademarks and Copyrights. Eagle shall give notice to TYME of any infringement of, or challenge to, the validity or enforceability of the TYME Trademarks and Copyrights promptly after learning of such infringement or challenge. If TYME institutes an action against Third Party infringers or takes action to defend the TYME Trademarks and Copyrights, Eagle shall reasonably cooperate with TYME, at TYME’s cost and expense. Any recovery obtained by TYME as a result of such proceeding or other actions, whether obtained by settlement or otherwise, shall be retained by TYME. Eagle shall not have any right to institute any action to defend or enforce the TYME Trademarks and Copyrights.
1.4    Protection of Patent Rights. As between the Parties, TYME shall have the sole right (but not the obligation), as determined by TYME in its sole discretion, to (i) prosecute and maintain the TYME Patent Rights and/or (ii) protect, enforce and defend the TYME Patent Rights. Eagle shall give notice to TYME of any misappropriation or infringement of, or challenge to, the validity or enforceability of the TYME Patent Rights promptly after learning of such misappropriation or infringement or challenge. If TYME institutes an action against Third Party infringers or takes action to stop the misappropriation or infringement of the TYME Patent Rights, Eagle shall reasonably cooperate with TYME, at TYME’s cost and expense. Any recovery obtained by TYME as a result of such proceeding or other actions, whether obtained by settlement or otherwise, shall be retained by TYME. Eagle shall not have any right to institute any action to defend or enforce the TYME Patent Rights.
1.5    Disclosure of Know-How. For clarity, the Parties hereby agree and acknowledge that to the extent that either Party hereto has disclosed, or in the future discloses, to the other Party any Know-How or other Intellectual Property of such Party or its Affiliates pursuant to this Agreement, the other Party shall not acquire any ownership rights in such Know-How or other Intellectual Property by virtue of this Agreement or otherwise, and as between the Parties, all ownership rights therein shall remain with the disclosing Party (or its Affiliate).
ARTICLE 2    CONFIDENTIALITY
2.1    Confidential Information.
2.1.1    Confidentiality and Non-Use. Each Party agrees that, during the Term and for a period of five (5) years thereafter, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of its rights or performance of any obligations hereunder) any Confidential Information furnished to it by or on behalf of the other Party pursuant to this Agreement, except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties. Without limiting the foregoing, each Party shall use at least the same standard of care as it uses to protect its own Confidential Information to ensure that its employees, agents, consultants and contractors do not disclose or make any unauthorized use of such Confidential Information. Each Party shall promptly notify the other upon discovery of any unauthorized use or disclosure of the other’s Confidential Information. Any and all information and materials disclosed by a Party pursuant to the Confidentiality Agreement between the Parties dated June 25, 2019 (the “Confidentiality Agreement”) shall be deemed Confidential Information disclosed pursuant to this Agreement. The foregoing confidentiality and non-use obligations shall not apply to any portion of the other Party’s Confidential Information that the receiving Party can demonstrate by competent tangible evidence:
(a)    was already known to the receiving Party or its Affiliate, other than under an obligation of confidentiality, at the time of disclosure to the receiving Party;
(b)    was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;
(c)    became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party or its Affiliates in breach of this Agreement;
(d)    was disclosed to the receiving Party or its Affiliate by a Third Party who has a legal right to make such disclosure and who did not obtain such information directly or indirectly from the other Party (or its Affiliate); or
(e)    was independently discovered or developed by the receiving Party or its Affiliate without access to or aid, application, use of the other Party’s Confidential Information, as evidenced by a contemporaneous writing.
2.1.2    Authorized Disclosure. Notwithstanding the obligations set forth in Section 8.1.1, a Party may disclose the other Party’s Confidential Information and the terms of this Agreement to the extent:
(a)    such disclosure is reasonably necessary (x) to comply with the requirements of Governmental Authorities; or (y) for the prosecuting or defending litigation as contemplated by this Agreement;
(b)    such disclosure is reasonably necessary to its Affiliates, employees, agents, consultants and contractors on a need-to-know basis for the sole purpose of performing its obligations or exercising its rights under this Agreement; provided that in each case, the disclosees are bound by obligations of confidentiality and non-use consistent with those contained in this Agreement and the disclosing Party shall be liable for any failures of such disclosees to abide by such obligations of confidentiality and non-use; or
(c)    such disclosure is reasonably necessary to comply with Applicable Laws, including regulations promulgated by applicable securities exchanges, court order, administrative subpoena or order.
Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 8.1.2(a) or 8.1.2(c), such Party shall, if permitted, promptly notify the other Party of such required disclosure and shall use reasonable efforts to assist the other Party (at the other Party’s cost) in obtaining, a protective order preventing or limiting the required disclosure.
2.2    Public Announcements. No public announcement or statements (including presentations to investor meetings and customer updates) concerning the existence of or terms of this Agreement or incorporating the marks of the other Party or their respective Affiliates shall be made, either directly or indirectly, by either Party or a Party’s Affiliates, without first obtaining the written approval of the other Party and agreement upon the nature, text and timing of such announcement or disclosure. Either Party shall have the right to make any such public announcement or other disclosure required by Applicable Law after such Party has provided to the other Party a copy of such announcement or disclosure and an opportunity to comment thereon and the disclosing Party shall reasonably consider the other Party’s comments. Each Party agrees that it shall cooperate fully with the other with respect to all disclosures regarding this Agreement to the Securities Exchange Commission and any other Governmental Authorities, including requests for confidential treatment of proprietary information of either Party included in any such disclosure. Once any written statement is approved for disclosure by the Parties or information is otherwise made public in accordance with this Section 8.2, either Party may make a subsequent public disclosure of the same contents of such statement in the same context as such statement without further approval of the other Party. Notwithstanding anything to the contrary contained herein, in no event shall either Party disclose any financial information of the other without the prior written consent of such other Party, unless such financial information already has been publicly disclosed by the Party owning the financial information or otherwise has been made part of the public domain by no breach of a Party of its obligations under this ARTICLE 8.
ARTICLE 3    REPRESENTATIONS AND WARRANTIES; ADDITIONAL COVENANTS
3.1    Representations and Warranties of TYME. TYME represents and warrants to Eagle as of the Effective Date that:
3.1.1    it is a corporation duly organized and validly existing under the laws of the state or other jurisdiction of its incorporation;
3.1.2    the execution, delivery and performance of this Agreement by it has been duly authorized by all requisite corporate action;
3.1.3    it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder;
3.1.4    this Agreement constitutes a legal, valid and binding obligation enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance and general principles of equity (whether enforceability is considered a proceeding at law or equity);
3.1.5    the execution, delivery and performance of this Agreement by TYME does not require the consent of any Person (including under any agreement with a Third Party) or the authorization of (by notice or otherwise) any Governmental Authority including the FDA;
3.1.6    there is no action, suit or proceeding pending or, to the knowledge of TYME, threatened, against TYME or any of its Affiliates, or to the knowledge of TYME, any Third Party acting on their behalf, which would be reasonably expected to impair, restrict or prohibit the ability of TYME or Eagle to perform its obligations and enjoy the benefits of this Agreement;
3.1.7    it has no knowledge of any information relating to the safety or efficacy of the Product or any communications with any Governmental Authority, which would reasonably be expected to materially impair, restrict, prohibit or affect TYME’s ability to perform its obligations and enjoy the benefits of this Agreement;
3.1.8    it is in compliance in all material respects with all Applicable Laws applicable to the subject matter of this Agreement;
3.1.9    it is not a party to any agreement or arrangement with any Third Party or under any obligation or restriction agreement (including any outstanding order, judgment or decree of any court or administrative agency) which in any way limits or conflicts with its ability to execute and deliver this Agreement and to fulfill any of its obligations under this Agreement;
3.1.10    it is currently conducting a Pivotal Clinical Study for SM-88 (racemetyrosine) though its TYME-88-Panc trial and SM-88 (racemetyrosine) is also being studied in the Pancreatic Cancer Action Network adaptive Phase II/III trial known as Precision PromiseSM, which TYME believes can serve as a Pivotal Clinical Study; however, TYME does not currently have an NDA for SM-88 (racemetyrosine) accepted by the FDA;
3.1.11    neither TYME nor any of its personnel (i) have been debarred under the 21 U.S.C. § 335a, (ii) are excluded, debarred, suspended, or otherwise ineligible to participate in the federal health care programs or in federal procurement or nonprocurement programs, (iii) are convicted of a criminal offense that falls within the ambit of the federal statute providing for mandatory exclusion from participation in federal health care programs but has not yet been excluded, debarred, suspended, or otherwise declared ineligible to participate in those programs, (iv) are listed on the HHS/OIG List of Excluded Individuals/Entities (available through the Internet at http://oig.hhs.gov) or (v) are listed on the General Services Administration’s List of Parties Excluded from Federal Programs (available through the Internet at hhtp://epls.arnet.gov). If, during the Term, TYME or any of its personnel becomes or is the subject of a proceeding that could lead to, as applicable, (i) debarment under 21 U.S.C. § 335a, (ii) exclusion, debarment, suspension or ineligibility to participate in the federal health care programs or in federal procurement or nonprocurement programs, (iii) convicted (or conviction) of a criminal offense that falls within the ambit of the federal statute providing for mandatory exclusion from participation in federal healthcare programs, (iv) listed (or listing) on the HHS/OIG List of Excluded Individuals/Entities (available through the Internet at http://oig.hhs.gov) or (v) listed (or listing) on the General Services Administration’s List of Parties Excluded from Federal Programs (available through the Internet at hhtp://epls.arnet.gov), TYME shall immediately notify Eagle, and Eagle shall have the option to prohibit such Person from performing work relating to this Agreement or the Product; and
9.1.12    the Product Materials provided by TYME to Eagle for the conduct of Eagle Activities are, and shall be, compliant with the Regulatory Approval for the Product, the Product Labeling and Applicable Law.
3.2    Representations and Warranties of Eagle. Eagle represents and warrants to TYME as of the Effective Date that:
3.2.1    it is a corporation duly organized and validly existing under the laws of the state or other jurisdiction of its incorporation;
3.2.2    the execution, delivery and performance of this Agreement by it has been duly authorized by all requisite corporate action;
3.2.3    it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder;
3.2.4    this Agreement constitutes a legal, valid and binding obligation enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance and general principles of equity (whether enforceability is considered a proceeding at law or equity);
3.2.5    the execution, delivery and performance of this Agreement by Eagle does not require the consent of any Person or the authorization of (by notice or otherwise) any Governmental Authority or the FDA;
3.2.6    there is no action, suit or proceeding pending or, to the knowledge of Eagle, threatened, against Eagle or any of its Affiliates, or to the knowledge of Eagle, any Third Party acting on their behalf, which would be reasonably expected to impair, restrict or prohibit the ability of TYME or Eagle to perform its obligations and enjoy the benefits of this Agreement;
3.2.7    it is in compliance in all material respects with all Applicable Laws applicable to the subject matter of this Agreement;
3.2.8    it is not a party to any agreement or arrangement with any Third Party or under any obligation or restriction agreement (including any outstanding order, judgment or decree of any court or administrative agency) which in any way limits or conflicts with its ability to execute and deliver this Agreement and to fulfill any of its obligations under this Agreement;
3.2.9    it has no knowledge of any information relating to any communications with any Governmental Authority, which would reasonably be expected to materially impair, restrict, prohibit or affect Eagle’s ability to perform its obligations and enjoy the benefits of this Agreement;
3.2.10    neither Eagle nor any of its personnel (i) have been debarred under the 21 U.S.C. § 335a, (ii) are excluded, debarred, suspended, or otherwise ineligible to participate in the federal health care programs or in Federal procurement or nonprocurement programs, (iii) are convicted of a criminal offense that falls within the ambit of the federal statute providing for mandatory exclusion from participation in federal health care programs but has not yet been excluded, debarred, suspended, or otherwise declared ineligible to participate in those programs, (iv) are listed on the HHS/OIG List of Excluded Individuals/Entities (available through the Internet at http://oig.hhs.gov) or (v) are listed on the General Services Administration’s List of Parties Excluded from Federal Programs (available through the Internet at hhtp://epls.arnet.gov). If, during the Term, Eagle or any of its personnel become or are the subject of a proceeding that could lead to, as applicable, (i) debarment under 21 U.S.C. § 335a, (ii) exclusion, debarment, suspension or ineligibility to participate in the federal health care programs or in Federal procurement or nonprocurement programs, (iii) convicted (or conviction) of a criminal offense that falls within the ambit of the federal statute providing for mandatory exclusion from participation in federal healthcare programs, (iv) listed (or listing) on the HHS/OIG List of Excluded Individuals/Entities (available through the Internet at http://oig.hhs.gov) or (v) listed (or listing) on the General Services Administration’s List of Parties Excluded from Federal Programs (available through the Internet at hhtp://epls.arnet.gov), Eagle shall immediately notify TYME, and TYME shall have the option to prohibit such Person from performing work under this Agreement; and
3.2.11    all Field Force Personnel that are engaged in Detailing are, and shall be, licensed to the extent required and in accordance with all Applicable Laws.
3.3    Disclaimer of Warranty. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT, TYME (AND ITS AFFILIATES) AND EAGLE (AND ITS AFFILIATES) MAKE NO REPRESENTATIONS AND NO WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND TYME (AND ITS AFFILIATES) AND EAGLE (AND ITS AFFILIATES) EACH SPECIFICALLY DISCLAIM ANY OTHER REPRESENTATIONS AND WARRANTIES, WHETHER WRITTEN OR ORAL, EXPRESS, STATUTORY OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY INTELLECTUAL PROPERTY OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.
ARTICLE 4    INDEMNIFICATION; LIMITATIONS ON LIABILITY
4.1    Indemnification by TYME. TYME shall defend, indemnify and hold harmless Eagle and its Affiliates and its and their respective officers, directors, employees, agents, representatives, successors and assigns from and against all Claims, and all associated Losses, to the extent incurred or suffered by any of them to the extent resulting from or arising out of (a) any misrepresentation or breach of any representations, warranties, agreements or covenants of TYME under this Agreement, (b) the negligence, willful misconduct or violation of Applicable Laws by TYME (or any of its Affiliates or its or their respective officers, directors, employees, agents or representatives), (c) the misappropriation or infringement of the intellectual property rights of any Third Party in connection with the Product, including from the use of the TYME Trademarks and Copyrights on Product Labeling or Product Materials in accordance with this Agreement, or (d) the Development and Commercialization of the Product by or on behalf of TYME, its Affiliates and any of their respective licensees, including the death or personal injury to any person related to use of the Product; except in each case to the extent any such Claims, and all associated Losses, are caused by an item for which Eagle is obligated to indemnify TYME pursuant to Section 10.2.
4.2    Indemnification by Eagle. Eagle shall defend, indemnify and hold harmless TYME and its Affiliates and its and their respective officers, directors, employees, agents, representatives, successors and assigns from and against all Claims and all associated Losses, to the extent incurred or suffered by any of them to the extent resulting from or arising out of (a) any misrepresentation or breach of any representations, warranties, agreements or covenants of Eagle under this Agreement, (b) the negligence, willful misconduct, or violation of Applicable Laws by Eagle (or any of its Affiliates or its and their respective officers, directors, employees, agents or representatives) or (c) labor disputes, Equal Employment Opportunity Commission charges or employment-related claims arising from or related to Eagle’s employees; except in each case to the extent any such Claims, and all associated Losses, are caused by an item for which TYME is obligated to indemnify Eagle pursuant to Section 10.1.
4.3    Indemnification Procedures. The Party seeking indemnification under Section 10.1 or 10.2, as applicable (the “Indemnified Party”) shall give prompt notice to the Party against whom indemnity is sought (the “Indemnifying Party”) of the assertion or commencement of any Claim in respect of which indemnity may be sought under Section 10.1 or 10.2, as applicable, and shall provide the Indemnifying Party such information with respect thereto that the Indemnifying Party may reasonably request. The failure to give such notice shall relieve the Indemnifying Party of any liability hereunder only to the extent that the Indemnifying Party has suffered actual prejudice thereby. The Indemnifying Party shall assume and control the defense and settlement of any such action, suit or proceeding at its own expense; provided, however, if the Indemnified Party is TYME, it shall assume and control the defense and settlement of any such action, suit or proceeding. The Indemnified Party shall, if requested by the Indemnifying Party, cooperate in all reasonable respects in such defense, at the Indemnifying Party’s expense. The Indemnified Party shall be entitled at its own expense to participate in such defense and to employ separate counsel for such purpose. For so long as the Indemnifying Party is diligently defending any proceeding pursuant to this Section 10.3, the Indemnifying Party shall not be liable under Section 10.1 or 10.2, as applicable, for any settlement effected without its consent. No Party shall enter into any compromise or settlement which commits the other Party to take, or to forbear to take, any action without the other Party’s prior written consent (unless such compromise or settlement includes no payments by the Indemnified Party, an unconditional release of, and no admission of liability by, the Indemnified Party from all liability in respect of such Claim).
4.4    Limitation of Liability. NOTWITHSTANDING ANY OTHER PROVISION CONTAINED HEREIN (OTHER THAN AS SET FORTH IN THE SECOND SENTENCE OF THIS SECTION 10.4), IN NO EVENT SHALL TYME (OR ITS AFFILIATES) OR EAGLE (OR ITS AFFILIATES) BE LIABLE TO THE OTHER OR ANY OF THE OTHER PARTY’S AFFILIATES FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING LOST PROFITS) SUFFERED OR INCURRED BY SUCH OTHER PARTY OR ITS AFFILIATES THAT ARISE OUT OF OR RELATE TO THIS AGREEMENT OR IN CONNECTION WITH A BREACH OR ALLEGED BREACH OF THIS AGREEMENT, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, AND REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING SENTENCE SHALL NOT LIMIT (1) THE OBLIGATIONS OF EITHER PARTY TO INDEMNIFY THE OTHER PARTY FROM AND AGAINST THIRD PARTY CLAIMS UNDER SECTION 10.1 OR 10.2, AS APPLICABLE, OR (2) DAMAGES AVAILABLE FOR A PARTY’S BREACH OF THE NON-COMPETE AND NON-SOLICIT OBLIGATIONS IN SECTION 2.3 AND THE CONFIDENTIALITY AND NON-USE OBLIGATIONS IN ARTICLE 8.
4.5    Insurance. Each Party acknowledges and agrees that during the Term, it shall maintain, through purchase or self-insurance, adequate insurance, including products liability coverage and comprehensive general liability insurance, adequate to cover its obligations under this Agreement and which are consistent with normal business practices of prudent companies similarly situated. Each Party shall provide reasonable written proof of the existence of such insurance to the other Party upon request. TYME does not and will not maintain or procure any worker’s compensation, healthcare, or other insurance for or on behalf of any Field Force Personnel, all of which shall be Eagle’s sole responsibility. For clarity, the insurance requirements of this Section 10.5 shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this ARTICLE 10.
ARTICLE 5    TERM AND TERMINATION
5.1    Term. This Agreement shall become effective as of the Effective Date and, unless earlier terminated as provided in this ARTICLE 11, will continue for ten (10) years (the “Term”).
5.2    Early Termination . A Party shall have the right to terminate this Agreement before the end of the Term as follows:
5.2.1    by Eagle at its sole discretion and for any reason or no reason, upon twelve (12) months written notice to TYME given any time after the second (2nd) anniversary of the First Commercial Sale of the Product in the Territory;
5.2.2    by a Party upon written notice to the other Party in the event of a material breach of this Agreement by such other Party where such breach is not cured (if able to be cured) within 60 days following such other Party’s receipt of written notice of such breach (and any such termination shall become effective at the end of such 60-day period unless the breaching Party has cured such breach prior to the expiration of such 60-day period), provided, however, for the avoidance of doubt such 60-day period shall not apply for termination relating to a material breach arising under Section 6.1.2 of this Agreement;
5.2.3    by either Party upon 90 days’ written notice to the other Party following the withdrawal of the Product from the market by TYME (or the decision by TYME to withdraw the Product from the market) due to (i) any decision, judgment, ruling or other requirement of the FDA, or (ii) material safety concern;
5.2.4    by TYME pursuant to Section 6.1.1(b); and
5.2.5    by a Party immediately upon written notice to the other Party upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings with respect to such other Party, or upon an assignment of a substantial portion of the assets for the benefit of creditors by such other Party, or in the event a receiver or custodian is appointed for such other Party’s business or a substantial portion of such other Party’s business is subject to attachment or similar process; provided, however, in the case of any involuntary bankruptcy proceeding such right to terminate shall only become effective if the Party consents to the involuntary bankruptcy or such proceeding is not dismissed within ninety (90) days after the filing thereof.
5.3    Effects of Termination. Upon the expiration or effective date of termination of this Agreement, (i) all rights and obligations of both Parties hereunder shall immediately terminate, subject to any survival as set forth in Section 11.4, (ii) Eagle, at TYME’s direction, shall immediately return to TYME or destroy in accordance with all Applicable Laws all Product Materials, reports and other tangible items provided by or on behalf of TYME to Eagle or otherwise developed or obtained by Eagle pursuant to the terms of this Agreement (other than Eagle Property) (and at the request of TYME, Eagle shall certify destruction of such materials if Eagle does not to return such materials to TYME), (iii) Eagle shall immediately cease all Eagle Activities with respect to the Product, and (iv) each of TYME and Eagle shall, at the other Party’s direction, either return to such other Party or destroy all Confidential Information of such other Party. Notwithstanding the foregoing, each Party may retain archival copies of any Confidential Information to the extent required by law, regulation or professional standards or copies of Confidential Information created pursuant to the automatic backing-up of electronic files where the delivery or destruction of such files would cause undue hardship to the receiving Party, so long as any such archival or electronic file back-up copies are accessible only to its legal or IT personnel, provided that such Confidential Information shall continue to be subject to the terms of this Agreement.
5.4    Survival. Termination or expiration of this Agreement shall be without prejudice to any rights that shall have accrued to the benefit of any Party prior to such termination or expiration. Notwithstanding any expiration or termination of this Agreement, such expiration or termination shall not relieve any Party from obligations which are expressly or by implication intended to survive expiration or termination, including Sections 2.3, 4.4.2, 5.7, 5.9, 6.2.4, 6.2.5, 10.1, 10.2, 10.3, 10.4, 11.3 and 11.4, Articles 7, 8 and 12 (to the extent applicable to implementation of the survival of the preceding Sections and Articles) and, solely as it relates to the last Fiscal Quarter, Sections 6.1, 6.2 and 6.3, which shall survive and be in full force and effect.
ARTICLE 6    MISCELLANEOUS
6.1    Force Majeure. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement (other than any failure to make payments owed under this Agreement) to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, potentially including, embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, or other acts of God, or acts, omissions or delays in acting by any Governmental Authority. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practicable, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances and re-commence its performance hereunder as soon as practicable.
6.2    Assignment. Except as provided in this Section 12.2, this Agreement may not be assigned or otherwise transferred, nor may any rights or obligations hereunder be assigned or transferred, by either Party, without the written consent of the other Party (such consent not to be unreasonably withheld); provided that a merger, sale of stock or comparable transaction shall not constitute an assignment. In the event either Party desires to make such an assignment or other transfer of this Agreement or any rights or obligations hereunder, such Party shall deliver a written notice to the other Party requesting the other Party’s written consent in accordance with this Section 12.2, and the other Party shall provide such Party written notice of its determination whether to provide such written consent within 30 days following its receipt of such written notice from such Party. Notwithstanding the foregoing, (a) either Party may, without the other Party’s consent, assign this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate; and (b) either Party may assign this Agreement to a successor in interest in connection with the sale or other transfer of all or substantially all of such Party’s assets or rights relating to the Product; provided that such assignee shall remain subject to all of the terms and conditions hereof in all respects and shall assume all obligations of such Party hereunder whether accruing before or after such assignment. Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement. Any attempted assignment not in accordance with this Section 12.2 shall be void. This Agreement shall be binding on, and inure to the benefit of, each Party, and its permitted successors and assigns.
6.3    Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use reasonable efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.
6.4    Notices. All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by e-mail (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier, or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to TYME, to:
Tyme Technologies, Inc.
17 State Street – 7th Floor
New York, NY 10004
Attention: Chief Executive Officer
E-Mail: [***]

With a copy to:
Tyme Technologies, Inc.
17 State Street – 7th Floor
New York, NY 10004
Attention: Chief Legal Officer
E-Mail: [***]

if to Eagle, to:
Eagle Pharmaceuticals, Inc.
50 Tice Boulevard
Woodcliff Lake, NJ 07677
Attention: Executive Vice President & General Counsel
E-Mail: [***]

With a copy to:
Eagle Pharmaceuticals, Inc.
50 Tice Boulevard
Woodcliff Lake, NJ 07677
Attention: Chief Operating Officer & President
E-Mail: [***]

or to such other address(es) as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered if personally delivered; (b) on the Business Day after dispatch if sent by nationally-recognized overnight courier; or (c) on the fifth (5th) Business Day following the date of mailing, if sent by mail.

6.5    Governing Law. This Agreement and any and all matters arising directly or indirectly herefrom shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed entirely in such state, including its statutes of limitation but without giving effect to the conflict of law principles thereof.

6.6    Dispute Resolution. If a dispute arises between the Parties in connection with or relating to this Agreement or any document or instrument delivered in connection herewith that (a) is expressly reserved for resolution pursuant to this Section 12.6 or (b) is outside of the decision-making authority of the SOC pursuant to Section 3.4 (a “Dispute”), then the Dispute shall be submitted to and finally settled by binding arbitration by JAMS under its Comprehensive Arbitration Rules and Procedures. A Dispute settled by an arbitrator shall be conducted by three arbitrators, each having ten years of experience in the pharmaceutical industry and also shall have served as an arbitrator at least three times prior to their service as an arbitrator in this arbitration. Within ten (10) days of commencement of an arbitration each Party shall select one (1) arbitrator and together select a third arbitrator who shall serve as a neutral arbitrator. The two designated arbitrators shall select a third neutral arbitrator within ten (10) days of their selection if the Parties cannot agree on the third arbitrator. If the two arbitrators cannot agree on selection of a third arbitrator within ten (10) days of their appointment, JAMS shall do so in accordance with its rules. The fees of the arbitrator(s) and JAMS shall be paid by the losing Party, which shall be designated by the arbitrator(s). If the arbitrator(s) is unable to designate a losing Party, it shall so state and the fees shall be split equally by the Parties. The arbitrator(s) is hereby empowered to award any remedy allowed by Law, including money damages, prejudgment interest and attorneys’ fees, and to grant final, complete, interim or interlocutor relief, including injunctive relief. The Parties hereby submit to the exclusive jurisdiction of the federal and state courts located in Wilmington, Delaware for the purposes of an order to compel arbitration, for preliminary relief in aid of arbitration and for a preliminary injunction to maintain the status quo or prevent irreparable harm prior to the appointment of the arbitrators and to the non-exclusive jurisdiction of such courts for the enforcement of any ward issued hereunder.

6.7    Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

6.8    Entire Agreement; Amendments. This Agreement, together with the Schedules and Exhibits hereto, contains the entire understanding of the Parties with respect to the subject matter hereof. Any other express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, in respect to the subject matter hereof (including the Confidentiality Agreement, but solely with respect to information which is deemed Confidential Information hereunder) are superseded by the terms of this Agreement. The Exhibits and Schedules to this Agreement are incorporated herein by reference and shall be deemed a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representative(s) of both Parties hereto.

6.9    Headings. The captions to the several Articles, Sections and subsections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Articles and Sections hereof.

6.10    Independent Contractors. It is expressly agreed that Eagle and TYME shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither Eagle nor TYME shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.
6.11    Third Party Beneficiaries. Except as set forth in ARTICLE 10, no Person other than TYME or Eagle (and their respective Affiliates and permitted successors and assignees hereunder) shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

6.12    Waiver. The waiver by either Party hereto of any right hereunder, or of any failure of the other Party to perform, or of any breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach by or failure of such other Party whether of a similar nature or otherwise.

6.13    Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

6.14    Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

6.15    Use of Names. Except as otherwise provided herein, neither Party shall have any right, express or implied, to use in any manner the name or other designation of the other Party or any other trade name, trademark or logo of the other Party for any purpose in connection with the performance of this Agreement.

6.16    Further Actions and Documents. Each Party agrees to execute, acknowledge and deliver all such further instruments, and to do all such further acts, as may be reasonably necessary or appropriate to carry out the intent and purposes of this Agreement.

6.17    Certain Conventions. Any reference in this Agreement to an Article, Section, subsection, paragraph, clause, or Exhibit shall be deemed to be a reference to an Article, Section, subsection, paragraph, clause, or Exhibit, of or to, as the case may be, this Agreement, unless otherwise indicated. Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender, (b) words such as “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear, (c) words using the singular shall include the plural, and vice versa, (d) whenever any provision of this Agreement uses the term “including” (or “includes”), such term shall be deemed to mean “including without limitation” (or “includes without limitations”), and (e) references to any Articles or Sections include Sections and subsections that are part of the references’ Article or Section (e.g., a section numbered “Section 2.2.1” would be part of “Section 2.2”, and references to “ARTICLE 2” or “Section 2.2” would refer to material contained in the subsection described as “Section 2.2.1”).

6.18    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile or electronic mail (including pdf) and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes and shall have the same force and effect as original signatures.
[signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.
TYME TECHNOLOGIES, INC.

By: /s/ Steve Hoffman
Name: Steve Hoffman
Title: Chief Executive Officer

EAGLE PHARMACEUTICALS, INC.

By: /s/ Pete A. Meyers
Name: Pete A. Meyers
Title: Chief Financial Officer

[Signature Page to Co-Promotion Agreement]

Schedule 1.77
Exclusions from “Target Professionals”
Key Thought Leaders:
[***]

Schedule 4.1
Operating Parameters Schedule
(As in effect January 7, 2020)

Sales Force:

•
Eagle shall provide an adequate sales force, as defined below under Sales Force Requirements, to call on community and hospital based health care providers. TYME will continue to be the exclusive contact with key opinion leaders and key academic researchers, who will be defined prior to the SM-88 launch.

•	Sales Force Requirements:

o	Eagle will be responsible for having sufficient SM-88 representatives to cover 25% of the Sales Force Requirements

▪	Eagle will have the sales representatives in place in time for appropriate training at least 90 days prior to the Target Launch Date

▪	The Eagle SM-88 sales representatives will have separate accounts from the TYME representatives as identified in the Sales Plan (as such term is defined in the Agreement)

▪	The Eagle SM-88 accounts will be identified prior to the acceptance of the NDA by the FDA

▪
The percentage of the Sales Force Requirement covered by the Eagle SM-88 representatives will be reviewed with the Sale Operations Committee, as defined below, after the initial 6 months following launch and may be increased upon committee agreement, however coverage over 25% of the Sales Force Requirements shall require the consent of Eagle

o	The total sales force for SM-88 will be sized based on the following Sales Force Requirements:

▪
Reach: The key assumption is that the sales representatives will be detailing SM-88 to [***] Target Professionals (as defined in the Agreement) per week per representative, with the accounts to be identified prior to acceptance of the NDA by the FDA

•	Frequency: The accounts will be tiered based on Pancreatic Cancer patient volume. Accounts and the tiering will be defined prior to the acceptance of the NDA by the FDA. [***]

▪	The Sales Force Size requirement may be modified if there is a shift in reach and/or account tiering, which will be reviewed by the Sales Operations Committee, as defined in the Agreement

o	TYME maintains the right to, on a reasonable basis, have its personnel accompany an Eagle sales representative during a detail, following appropriate advance notice

o
Position of SM-88 in the Eagle detail: SM-88 must be considered the first call position for at least [***] of the calls for a multi-disciplinary oncologist account. SM-88 will be the sole detail for all calls that are focused on a gastrointestinal oncologist

o
Minimum Sales Representatives Requirement: initial requirement and time period to which it will be applicable will be determined by TYME by reference to the Sales Force Requirements no later than three months prior to NDA filing

o
Eagle Quarterly Minimum Details: initial requirement and time period to which it will be applicable will be determined by TYME by reference to the Sales Force Requirements no later than three months prior to NDA filing

Training:

•
TYME will be responsible for training the Eagle sales force and for the creation of all sales training materials used by the Eagle team. As this material will be regulatory compliant, no changes can be made by Eagle without the written consent of TYME.

•
Eagle sales representatives and their sales management will be required to complete mandatory training before detailing SM-88 to an account. This training will need to be completed prior to launch date of SM-88 with follow up quarterly training. Prior to the launch of SM-88, the training will be a live training. Subsequently, there will be at least 3 live trainings per year and the other training can be fulfilled via webcast. The training will include but is not limited to:

o	Disease state education

o	Current treatment education

o	SM-88 clinical data education

o	SM-88 prescribing information training

o	SM-88 approved promotional materials

o	Adverse Event Reporting

o	Sales skills training

o	Compliance training

Promotional Programs:

•	In compliance with the PhRMA code and other guidelines (i.e. State guidelines), Eagle sales representatives will execute on promotional programs, utilizing the TYME approved presentation

•	Eagle will be responsible for the delivery of the promotional programs to its SM-88 accounts and the cost associated with delivering the programs

•
The target number of promotional programs will be defined prior to launch and will be discussed at the Sales Operations Committee; Promotional Programs will be addressed in the Sales Plan (as updated from time to time)

Operating Principles:

•	TYME also retains the right to have sales representatives promoting SM-88 and/or engaging in other co-promotion agreements, the co-promotion arrangement with Eagle shall not be exclusive

•	Eagle is responsible for all costs associated with its sales force. This includes, but is not limited to:

o	Cash compensation (salary and incentives)

o	Benefits

o	Travel and related expenses

o	Training expenses, including but not limited to meeting facility, travel and lodging, meals, print materials, contests, awards

o	Sales detail print materials

o	Delivery of promotional programs

Schedule 4.1.2
Qualifications and Criteria for Sales Representatives and their managers
[TO BE JOINTLY DEVELOPED AND MUTUALLY AGREED BY TYME AND EAGLE]